                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           VALLEY NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                           6710                    33-0825336
      --------------------             --------------------      --------------------
(State or Other Jurisdiction of   (Primary Standard Industrial   (IRS Employer
Incorporation or Organization)    Classification Code Number)    Identification No.)

                              1234 East Main Street
                               El Cajon, CA 92021
                                 (619) 593-3330

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mr. William V. Ehlen, President            Copies of communications to:
Valley National Corporation                James K. Sterrett, Esq.
1234 East Main Street                      Dostart Clapp Sterrett & Coveney, LLP
El Cajon, CA 92021                         4370 La Jolla Village Dr., Suite. 970
(619) 593-3330                             San Diego, CA 92122
(619) 593-3344 FAX                         (619) 623-4200
                                           (619) 623-4299 FAX

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Mr. William V. Ehlen, President
Valley National Corporation
1234 East Main Street
El Cajon, CA 92021
(619) 593-3330
(619) 593-3344 FAX

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]

                         CALCULATION OF REGISTRATION FEE

     Class of                        Proposed Maximum    Proposed Maximum    Amount of
 Securities to be     Amount to be  Offering Price Per  Aggregate Offering  Registration
    Registered         Registered        Share(1)            Price(1)          Fee(1)
 ----------------     ------------  ------------------  ------------------  ------------
Common Stock,
$0.0001 par value      2,640,062          $15.50           $40,920,961      $11,376.03


(1)     The registration fee has been computed pursuant to Rule 457(f)(2) and
        (3) based on the aggregate market value of all the outstanding shares of common stock of Valle de Oro Bank, N.A. as of November 17, 1998, or $40,920,961 in the aggregate. The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             VALLE DE ORO BANK, N.A.
                              1234 EAST MAIN STREET
                           EL CAJON, CALIFORNIA 92021

           ONE-BANK HOLDING COMPANY PROPOSED - YOUR VOTE IS IMPORTANT

        Dear Stockholder:

        The Board of Directors of Valle de Oro Bank, N.A. has voted in favor of creating a "one-bank holding company" to be called Valley National Corporation. Under this proposal, you would exchange your Bank shares for shares in the Holding Company. Thus, instead of owning the Bank directly, you would own shares in the Holding Company which would own the Bank. If the reorganization is completed, you will receive two shares of the Holding Company common stock for each share of Bank common stock that you own.

        This new corporate structure will give the Bank greater financial and corporate flexibility to make acquisitions. In addition, the new structure will allow the Bank to participate in activities through the Holding Company, which are not permissible for the Bank to engage in directly. The Holding Company will be permitted to engage in non-bank activities, such as selling insurance and securities, and providing financial and investment services. After the reorganization, the nature of the business conducted by the Bank will not change.

        The proposal cannot be completed unless holders of two-thirds of the outstanding shares vote for it. We have scheduled a special meeting for our stockholders to vote on the proposal. The date, time and place of the special meeting are: February 16, 1999, 8:00 a.m. at Valle de Oro Bank, N.A., located at 1234 East Main Street, El Cajon, California.

        Whether or not you plan to attend the meeting, please take the time to complete and mail your proxy to us. If you do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal. If you fail to return your proxy, you will in effect vote against the proposal.

        We are pleased to enclose for your review this Proxy Statement - Prospectus that provides you with the information you need to evaluate the proposal. We encourage you to review it carefully.

        I strongly support the organization of a one-bank holding company and enthusiastically recommend that you vote in favor of the it.



                                        Very truly yours,



                                        William V. Ehlen
                                        President and Chief Executive Officer

----------------------
The proposed reorganization involves certain risks. See Risk Factors on page 8. These securities are not deposits or accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Proxy Statement - Prospectus. Any representation to the contrary is a criminal offense.

                                January 12, 1999.

                            VALLEY DE ORO BANK, N.A.
                          PROXY STATEMENT - PROSPECTUS

                                TABLE OF CONTENTS


Introduction...............................................................................5
Organization of a One-bank Holding Company.................................................5
Summary....................................................................................5
    One-bank Holding Company...............................................................5
    Stockholders Approval..................................................................5
    What Should Stockholders Do?...........................................................6
    Directors Approval.....................................................................6
    Dissenters Appraisal Rights............................................................6
    The Companies..........................................................................6
    The Two-for-One Exchange Ratio and Market Value                     ...................6
    Per Share Summary of the Bank and Pro Forma Per Share Summary of the Holding Company...7
    Management.............................................................................7
    Differences Between Holding Company Stock and Bank Stock...............................7
    Anti-takeover Measures.................................................................8
    Tax Consequences.......................................................................8
Risk Factors...............................................................................8
    The Holding Company's Financial Condition..............................................8
    Banking Institutions...................................................................9
    Anti-takeover Provisions...............................................................9
Additional Information.....................................................................9
One-bank Holding Company Reorganization...................................................10
    Reasons for the Proposal..............................................................10
    Description of the Reorganization.....................................................10
    Conversion and Exchange of Stock......................................................11
    Affiliate Restrictions................................................................11
    Conditions of Consummation............................................................12
    Other Considerations..................................................................12
    Expenses..............................................................................12
    Federal Tax Consequences..............................................................12
    State Tax Consequences................................................................13
    Appraisal Rights of Dissenting Stockholders...........................................13
    Accounting Treatment..................................................................14
Anti-takeover Measures....................................................................14
    The Purposes of the Anti-takeover Provisions..........................................14
    Summary of Fair Price and Supermajority Vote Provisions...............................15
    Classified Board of Directors.........................................................16
    Additional Considerations.............................................................16
Market Prices of Stock....................................................................17
    The Holding Company...................................................................17
    The Bank..............................................................................17

Dividends.................................................................................18
    The Holding Company...................................................................18
    The Bank..............................................................................19
Capitalization............................................................................19
Financial Statements......................................................................20
History and Business of the Holding Company...............................................21
    General...............................................................................21
    Employees.............................................................................21
    Board of Directors....................................................................21
    Remuneration of Directors and Officers................................................21
    Indemnification.......................................................................21
History and Business of the Bank..........................................................22
    General...............................................................................22
    Competition...........................................................................23
    Employees.............................................................................24
    Property..............................................................................24
    Year 2000 Issue.......................................................................25
    Litigation............................................................................26
    Board of Directors and Officers.......................................................27
Compensation of Executive Officers and Directors..........................................31
    Executive Officers' Compensation......................................................31
    401(k) Retirement Plan................................................................32
    Employee Stock Ownership Plan.........................................................32
    Stock Option Plans....................................................................33
    Directors' Compensation...............................................................34
    Committees............................................................................35
Certain Transactions......................................................................35
Supervision and Regulation................................................................36
    Holding Company Regulation............................................................36
    Capital...............................................................................36
    Additional Regulation.................................................................37
    Dividend Regulation...................................................................37
    Government Policies and Legislation...................................................37
Comparative Description of Common Stock...................................................38
    General...............................................................................38
    Voting Rights.........................................................................38
    Right of Redemption...................................................................38
    Liquidation Rights....................................................................39
    Preemptive Rights.....................................................................39
    Cumulative Voting.....................................................................39
    Indemnification.......................................................................39
    Dividend Rights.......................................................................39
    Transfer and Accessibility............................................................40
    Anti-takeover Measures................................................................40
Reports...................................................................................40
Legal Opinion.............................................................................41
Other Matters.............................................................................41

Consolidation Agreement.........................................................Appendix I
Dissenters' Statute 12 U.S.C. Section 215 and Banking Circular 259..............Appendix II
Certificate of Incorporation of the Holding Company.............................Appendix III

                                  INTRODUCTION


        This Proxy Statement - Prospectus is furnished to the stockholders of Valle de Oro Bank in connection with the solicitation of proxies to be used in voting at a special meeting of stockholders to be held on February 16, 1999, 1234 East Main Street, El Cajon, California at 10:00 a. m. The Meeting has been called for the purpose of acting on a proposal to organize a one-bank holding company, and such other matters as may properly come before the Meeting.

        The Enclosed Proxy is Solicited by the Board of Directors of the Bank. This Proxy Statement - Prospectus and the enclosed proxy were mailed to the Bank's stockholders on _________________, 1999.


                   ORGANIZATION OF A ONE-BANK HOLDING COMPANY


                                     SUMMARY

        This Summary contains a brief description of the proposed reorganization. This Summary is not a complete statement of all the information contained in this Proxy Statement Prospectus. We recommend that you read all of it carefully.

ONE-BANK HOLDING COMPANY

        You are being asked to vote on a proposal to organize a one-bank holding company, which will own the Bank. The new corporate structure of the Bank will permit the Holding Company and the Bank greater financial and corporate flexibility in such areas as acquisitions and debt financing. In addition, it will allow us to :

     o  Offer new services.

     o  Enjoy access to new markets.

     o Participate in activities which are not permissible for the Bank to engage in directly.

        In order to organize a one-bank holding company, banking laws require that the Holding Company form an interim bank into which the Bank will be consolidated. Thus, a new bank called Valle de Oro Interim Bank, N.A. has been organized solely for the purpose of the reorganization.

        Immediately prior to the consolidation, the Holding Company will own all of the stock of the Interim Bank. Following the consolidation, the Holding Company will own all of the outstanding shares of common stock of the Bank and the Interim Bank so consolidated, and the Bank will continue to do business under the name of Valle de Oro Bank, N.A.

        After the consolidation, the shares of Interim Bank will be redeemed and canceled. The capital stock of the Resulting Bank will be equal to the capital structure of the Bank immediately prior to the consolidation. All stockholders of the Bank, except those stockholders who properly exercise dissenters' rights, will become stockholders of the Holding Company.

STOCKHOLDERS APPROVAL

        Banking laws require that the reorganization be approved by the holders of at least two-thirds of the outstanding shares of common stock of the Bank. As of ____________, 199_, the record date, there were 1,320,031 shares of common stock outstanding and entitled to vote. Therefore, the affirmative vote of 880,020 shares is required to approve the reorganization.

WHAT SHOULD STOCKHOLDERS DO?

        If you want to vote in favor of the reorganization, mail your signed proxy card in the enclosed envelope as soon as possible so that your shares can be voted at the stockholder's meeting. The Board of Directors of the Bank unanimously recommends voting in favor of the reorganization.

        If you want to vote against the reorganization, you do not need to do anything. Your failure to send in your proxy card will automatically be counted as a vote against the reorganization.

DIRECTORS APPROVAL

        All of the directors of the Bank have signed the Consolidation Agreement and have agreed to vote their Bank stock in favor of the reorganization.

DISSENTERS APPRAISAL RIGHTS

        Stockholders who vote against the reorganization will be entitled to receive the value in cash of the Bank common stock held by them. Stockholders will waive this right if they fail to follow the procedures set forth in section 215 of Title 12 of the United States Code, which is in Appendix II of this Proxy Statement - Prospectus.

THE COMPANIES

    THE HOLDING COMPANY

        The Holding Company is a Delaware business corporation that was formed by the Bank on October 7, 1998. The Holding Company has not engaged in any business since its incorporation. After the reorganization, the Holding Company will become a registered bank holding company, whose principal asset will be its stockholdings in the Resulting Bank.

    THE BANK

        The Bank is a national bank. The Bank engages in the commercial banking business in East San Diego County, California.

    THE INTERIM BANK

        The Interim Bank is a newly-formed, national bank organized solely for the purpose of this transaction. The Interim Bank will not conduct any business prior to the reorganization. The Holding Company owns all of the capital stock of the Interim Bank. The separate existence of the Interim Bank will cease after the reorganization.

THE TWO-FOR-ONE EXCHANGE RATIO AND MARKET VALUE

        If the proposed reorganization is approved, stockholders of the Bank would exchange their Bank shares for stock in the Holding Company on a two-for-one basis: two shares of Holding Company stock will be exchanged for each share of Bank stock.

        The Boards of Directors of the Bank and the Holding Company established the two-for-one exchange ratio so that the market price for shares of the Holding Company after the reorganization could be in the range of $13.50 to $17.00 per share. The Boards of Directors believe that such a price range will make the shares affordable for a larger group of potential stockholders, increasing the liquidity of the shares.

        Shares of the Holding Company have not been publicly traded, as it is a new company. It has not engaged in any prior business activity. Thus, there is no published information as to the market price of Holding Company stock.

        Bank stock is listed for quotation on the National Market System of the Nasdaq Stock

Market under the trading symbol "VADO." After the reorganization, Holding Company stock will be listed for quotation on the National Market System and will use the same trading symbol "VADO." After the consolidation, no market will exist for Resulting Bank stock because the Holding Company will be the Resulting Bank's only stockholder.

--------------------------------------------------------------------------------

PER SHARE SUMMARY OF THE BANK AND PRO FORMA PER SHARE SUMMARY OF THE HOLDING COMPANY

        Presented below is certain per share financial information of the Bank. Certain pro forma per share information is provided for the Holding Company, assuming there are no dissenters to the transaction.

                                 PER SHARE DATA


                                     9 Mos.
                                     Ended                  Year Ended December 31,
                                   Sept. 30,   -------------------------------------------------
                                     1998       1997       1996       1995       1994       1993
                                    ------     ------    ------     ------     ------      -----
Valle de Oro Bank
    Diluted net earnings            $ 1.18     $ 1.33    $ 1.06     $ 0.88     $ 1.06      $1.02
    Cash dividend declared          $ 0.19     $ 0.24    $ 0.24     $ 0.20     $ 0.15       none
    Book value (at period end)      $14.25     $13.14    $11.93     $11.16     $13.51      $9.81

Pro Forma Valley National
        Corporation
    Diluted net earnings            $ 0.59     $ 0.67    $ 0.53     $ 0.44     $ 0.53      $0.51
    Cash dividends declared         $ 0.10     $ 0.12    $ 0.12     $ 0.10     $ 0.08       none
    Book value (at period end)      $ 7.13     $ 6.57    $ 5.97     $ 5.58     $ 6.76      $4.91

--------------------------------------------------------------------------------


MANAGEMENT

        The directors and officers of the Bank will continue to be directors and officers of the Resulting Bank following the reorganization. After the reorganization, the present directors of the Holding Company will continue to be directors of the Holding Company. Thereafter, the stockholders of the Holding Company will elect the directors of the Holding Company from time to time.

DIFFERENCES BETWEEN HOLDING COMPANY STOCK AND BANK STOCK

        Stockholders of the Holding Company will have rights comparable to those rights which they now possess as stockholders of the Bank.

        The stockholders of the Bank currently have the right to cumulate their shares in the elections of directors and after the reorganization stockholders of the Holding Company will have the right to vote cumulatively in the elections of directors as provided by Delaware law. Cumulative voting means that a stockholder may cast the number of shares he owns times the number of directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines.

        Stockholders will be affected by certain differences between Delaware law governing corporations and federal law governing banks. The differing provisions of the Certificate of Incorporation and Bylaws of the Holding Company and the Articles of Association and Bylaws of the Bank will also affect stockholders.

For a more complete discussion regarding these matters, see "Anti-takeover Measures" and "Comparative Description of Common Stock" below.

        There are also differences as to the availability of funds for the payment of dividends by a national bank and a Delaware corporation. (See "Dividends" below).

ANTI-TAKEOVER MEASURES

        The Holding Company's Certificate of Incorporation contains "fair price and supermajority vote" provisions. If the reorganization is approved, such provisions will require the affirmative vote of the holders of 80% of the shares of the Holding Company to approve certain business combinations, unless the transaction is approved by the Directors. Certain other conditions must also be met which result in a "fair price" being paid to all stockholders. We believe that these provisions in the Holding Company's Certificate of Incorporation will aid in assuring that stockholders are treated fairly in any offer for their shares. The Holding Company has certain other provisions which are also "anti-takeover" in nature, such as a classified board of directors and a supermajority requirement for removal of one or all of the directors.

        We believe that the conversion to a holding company form of ownership is the appropriate time to implement such anti-takeover provisions. The adoption of such provisions is not in response to any attempted takeover of the Bank. The Bank has not been the target of an attempted takeover in the past.

        The presence of these anti-takeover provisions may have the effect of discouraging outside offers for the shares of the Holding Company. These provisions may also give management more control than it would otherwise have over the acceptance or rejection of such offers. Such provisions may protect the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board, but which may be supported by the majority of stockholders.

TAX CONSEQUENCES

        Legal counsel, Dostart Clapp Sterrett Coveney, LLP, San Diego, has opined that no gains or losses will be recognized by either the Bank or the Holding Company or their stockholders as a result of the reorganization, except for those stockholders who perfect their dissenters' rights and receive cash for their shares.

        Each stockholder should rely upon his own tax advisor with respect to the federal, state and local income tax consequences of the reorganization.


                                  RISK FACTORS

        The purpose of the proposal is to give the Bank greater financial and corporate flexibility in such areas as acquisitions and debt financing, and to permit it to participate in non-bank activities, which are not permissible for the Bank to engage in directly. The nature of the business conducted by the Bank will not change.

        Certain risks associated with the combined business of the Holding Company and the Bank as a result of the reorganization of the Bank's corporate structure, are presented below.

THE HOLDING COMPANY'S FINANCIAL CONDITION

        The proposed reorganization calls for you to receive Holding Company stock in exchange for your Bank stock. The Holding Company has no history of financial performance because it is a newly-formed Delaware corporation. Stockholders that receive Holding Company stock will not have the opportunity to analyze the historical financial performance of the Holding Company. The Holding Company's financial condition following the consolidation will depend on the operation and profitability of the Bank. The Holding Company's profitability may be affected by other factors such as:

     o businesses started or acquired by the Holding Company other than the Bank; and

     o  laws and regulations applicable to the Holding Company.

Although the Holding Company intends to operate the Bank in substantially the same manner that it has been operated to date, changes to the operations of the Bank and new businesses may affect the financial performance and condition of the Holding Company as a whole and the return to stockholders of the Holding Company.

BANKING INSTITUTIONS

        The financial services industry and banking in particular has undergone a complex deregulation process. The interest rate limitations on what banks may pay to depositors have been phased out. Interstate banking laws which allow financial institutions to cross state lines have been enacted nationally. Competition to provide traditional banking services has increased among banks and other companies. The Holding Company and the Bank will continue to be affected by these changes in the future. The conduct of the Bank's business as a subsidiary of the Holding Company may increase its ability to compete in this newly deregulated environment. There is no assurance that the organization of the holding company will shelter the Holding Company and the Bank from increased competition.

ANTI-TAKEOVER PROVISIONS

        The Holding Company's Certificate of Incorporation and Bylaws contain provisions intended to prevent hostile takeovers. The anti-takeover provisions include a supermajority vote provision, a fair price provision, staggered terms for the Board of Directors, supermajority removal for Directors and other items. These provisions and additional provisions of Delaware law may:

     o  discourage outside offers for the shares of the Holding Company;

     o give management more control over the acceptance or rejection of business combination offers; and

     o protect incumbent Directors by discouraging takeover attempts which are not supported by the Board.


                             ADDITIONAL INFORMATION

        Valley National Corporation, 1234 East Main Street, El Cajon, CA 92021,
(619) 593-3330 (the "Holding Company"), has filed a Registration Statement with the Securities and Exchange Commission concerning the securities to be issued by it in connection with a plan of reorganization described in this Proxy Statement
- Prospectus. This Proxy Statement - Prospectus constitutes part of the Registration Statement covering the shares to be offered pursuant to the reorganization by the Holding Company. This Proxy Statement - Prospectus does not contain all the information set forth in such Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

        Such Registration Statement may be inspected, without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or part thereof may be obtained from the Securities and Exchange Commission upon payment of its prescribed fees. The Securities and Exchange Commission also maintains a Web Site at: http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Holding Company.

        The Bank's common stock is registered under Section 12(g) of the Securities and Exchange Act of 1934 (the "Exchange Act"), pursuant to which it files annual and quarterly financial reports with the Office of the Comptroller of the Currency. The Bank's Form 10-KSB Annual Report which includes financial statements and schedules, by reference, is filed with the Office of the Comptroller of the Currency in Washington, D.C. A copy of this report is available to stockholders upon request to the Secretary, Valle de Oro Bank, N.A., 1234 Main Street, El Cajon, California; 92021, (619) 593-3330. The first copy will be provided without charge. Neither the annual report to stockholders nor the Form 10-KSB are to be treated as part of the proxy solicitation material, nor as having been incorporated herein by reference. Additionally, such Form 10-KSB Annual Report may be inspected and copied at the offices of the Office of the Comptroller of the Currency, 490 L'Enfante Plaza, S.W., Washington, D.C., 20219.


                     ONE-BANK HOLDING COMPANY REORGANIZATION

        The Board of Directors of the Bank has approved a plan of reorganization under which the business of the Bank would be conducted as a wholly-owned subsidiary of the Holding Company.

REASONS FOR THE PROPOSAL

        A bank holding company form of organization will increase the corporate and financial flexibility of the businesses operated by the Bank through the combined business of the Bank and the Holding Company. Examples are:

     o  increased structural alternatives for acquisitions;

     o  the ability to augment Bank capital by means of Holding Company debt;

     o  the ability of the Holding Company to redeem its own stock.

        A bank holding company can engage in certain non-bank-related activities in which the Bank cannot presently engage. The reorganization would broaden the scope of services which could be offered to the public. The Holding Company has not made any specific determination as to which of these types of activities it may engage in after consummation of the proposed transaction.

DESCRIPTION OF THE REORGANIZATION

        The Holding Company will subscribe for and will hold all of the 2,000 authorized shares of common stock of the Interim Bank, which will be chartered solely for the purpose of this transaction. The Bank will consolidate with the Interim Bank under the name and charter of the Bank, pursuant to the terms of the Consolidation Agreement. (See Appendix I of this Proxy Statement - Prospectus.) Upon consummation of the transaction, the "Resulting Bank" will redeem and cancel the Interim Bank shares.

        After the consolidation, the business of the Bank will be conducted by the Resulting Bank under the name "Valle de Oro Bank." All of the outstanding shares of stock of the Resulting Bank will be owned by the Holding Company. The

Resulting Bank will have the same directors, officers, interests and properties as those of the Bank immediately prior to the consolidation. The Resulting Bank will continue to be subject to regulation by the Office of the Comptroller of the Currency, and as a subsidiary of the Holding Company, will be subject to regulation by the Board of Governors of the Federal Reserve System.

CONVERSION AND EXCHANGE OF STOCK

        Upon consummation of the reorganization, each outstanding share of the Bank stock will be converted into two shares of the Holding Company stock. Each holder of Bank stock certificates upon surrender of such certificates for cancellation will be entitled to receive certificates representing twice as many shares of the Holding Company stock.

        Stock certificates representing shares of the Holding Company's common stock will be generally distributed to stockholders of the Bank by approximately March 31, 1999. The distribution of stock certificates to you will be dependent upon the date of receipt of your Bank stock certificate for exchange. Stockholders of the Bank will continue to be entitled to sell or transfer their Bank stock through the date of consummation of the transaction. Further, you may sell Holding Company stock after the effective date of the Consolidation but before receipt of certificates representing Holding Company stock. Such sales will only require presentation of your Bank stock certificate.

        Until so surrendered, Bank stock certificates will be deemed for all purposes to evidence twice as many shares of the Holding Company stock. No dividends will be paid upon Bank stock certificates after consummation of the reorganization, but such dividends will be accumulated and paid, without interest, at the time of surrender of such Bank stock certificates for Holding Company stock certificates.

AFFILIATE RESTRICTIONS

        The shares of Holding Company stock will be registered pursuant to the Securities Act of 1933. However, the resale of such shares by the directors, principal officers and principal stockholders may be restricted by the 1933 Act and by SEC rules if such directors, principal officers and principal stockholders are deemed to be "affiliates" as that term is defined by the 1933 Act and SEC rules.

        Persons considered to be in control of an issuer are considered as "affiliates" and may include officers, directors and stockholders who own 10% or more of the outstanding stock. Holding Company stock received after the transaction by "affiliates" the Holding Company will be "control stock," which can be sold only if they are registered or transferred in a transaction exempt from registration under the 1933 Act, such as pursuant to SEC Rules 144 and 145, or pursuant to a private placement. SEC Rules 144 and 145 generally require that before an affiliate can sell control stock:

     o There must be on file with the SEC public information filed by the issuer;

     o The affiliate must sell his stock in a unsolicited broker's transaction or directly to a market maker; and

     o During any three-month period, the amount of the securities that can be sold is limited to the greater of 1% of the outstanding stock of the issuer or the average weekly trading volume during the last four calendar weeks.

        It may be advisable for those stockholders who may become "affiliates" of the Holding Company to confer with their legal counsel prior to the sale of any Holding Company stock.

CONDITIONS OF CONSUMMATION

        Federal law provides that a bank consolidation requires the approval of a consolidation agreement by the Boards of Directors and by stockholders holding two-thirds of the outstanding common stock of each bank.

        The obligation of the Bank and the Holding Company to consummate the reorganization is conditioned further upon the following:

     o the absence of any action, suit, proceeding or claim, made or threatened, related to the proposed consolidation;

     o any development which makes consummation of the consolidation inadvisable in the opinion of either Board of Directors;

     o the receipt of a favorable opinion of legal counsel with respect to the tax consequences of the consolidation;

     o  the receipt of all necessary regulatory approvals; and

     o  the performance of all covenants and agreements.

OTHER CONSIDERATIONS

        The Holding Company is a business corporation formed under Delaware law. It will have greater flexibility than the Bank in certain corporate procedures, such as:

     o  the incurrence of debt for leveraged growth;

     o  the redemption of stock; and

     o  the operation of related financially-oriented businesses.

        The Holding Company will be a registered bank holding company and subject to the Federal Bank Holding Company Act of 1956.

EXPENSES

        The reorganization will cost about $100,000. The expenses are related to:

     o  legal fees;

     o  accounting fees;

     o  application fees;

     o  printing costs; and

     o  other expenses.

FEDERAL TAX CONSEQUENCES

        An opinion of special legal counsel, Dostart Clapp Sterrett Coveney, LLP, has been obtained to the following effect:

     o the transaction will qualify as a reorganization within the meaning of Internal Revenue Code section 368(a)(1)(A) and (a)(2)(E);

     o no gain or loss will be recognized for federal income tax purposes by Bank stockholders upon conversion of Bank stock into Holding Company stock, except for those stockholders who dissent and perfect their appraisal rights;

     o the tax basis of the Holding Company stock will be the same as the tax basis of the Bank stock surrendered by the stockholders; and

     o the holding period of the Holding Company stock will include the holding period of the Bank stock surrendered by stockholders, provided that the Bank stock is held as a capital asset on the date of consummation of the consolidation.

        Stockholders who dissent from the transaction and receive cash in exchange for their Bank shares will recognize taxable gain or loss in an amount equal to the difference between their basis in the shares and the amount of cash received. The tax treatment of such gain or loss will depend on the particular circumstances of each dissenting stockholder.

STATE TAX CONSEQUENCES

        Depending upon your state of residence, the transaction may subject you to certain state law provisions relating to capital gains tax. Shares of Bank stock may in some jurisdictions have certain advantages not available to shares of Holding Company stock, such as exemption from personal property taxes, exemption from taxation on dividend income, and qualification as a legal investment. For residents of California, there are no material differences in the state tax treatment of gains, losses and distributions from the Bank or the Holding Company nor are there any other significant differences as to the tax treatment of shares of the Bank or the Holding Company.

        Stockholders are urged to review their tax status under any state or local tax laws with their own tax advisors.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

        Pursuant to the provisions of Section 215 of Title 12 of the United States Code, the Consolidation Agreement provides that any stockholder of the Bank who has voted against the Consolidation Agreement, or who has given prior notice in writing to the Chairman of the Meeting or the Secretary of the Bank that such stockholder dissents, shall be entitled to receive the value of the Bank stock held by such stockholder.

        The relevant portions of Section 215 of Title 12 of the United States Code are attached as Appendix II. The failure of a stockholder to follow the procedures set forth in Section 215 will terminate such stockholder's appraisal rights. As a consequence, each stockholder of the Bank who desires to exercise such rights should review Section 215 and follow its provisions.

        A failure to vote against the Consolidation Agreement or to give such notice in writing at or prior to the meeting will be deemed a waiver of a stockholder's right of appraisal. Any Bank stockholder who votes against reorganization, or who gives prior notice that such stockholder dissents, will be notified in writing of the date of the reorganization of the Bank as a one-bank holding company.

        In order to receive the value of the Bank stock held, a stockholder must make a written request for payment to the Resulting Bank before 30 days after the date of consummation, accompanied by the surrender of such stockholder's stock certificates. This written request for payment should be sent to: Valle de Oro Bank, 1234 East Main Street, El Cajon, California 92021, Attention:
Secretary.

        The value of the shares of any dissenting stockholder will be ascertained, as of the effective date, by an appraisal made by a committee of three persons comprised of:

     o one selected by the vote of the holders of the majority of the Bank stock, the owners of which requested appraisal;

     o  one selected by the Directors of the Resulting Bank; and

     o  one selected by the two so selected.

The valuation agreed upon by any two of the three appraisers shall govern.

        If the value so fixed shall not be satisfactory to any dissenting stockholder, that stockholder may, within five days after being notified of the appraised value of such shares, appeal to the Office of the Comptroller of the Currency, which shall cause a final reappraisal to be made. If within 90 days from the date of consummation, for any reason one or more of the appraisers is not selected as above provided, or if the appraisers fail to determine the value of such shares, the Office of the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties.

        The expenses of the Office of the Comptroller of the Currency in making an appraisal shall be paid by the Resulting Bank. The value of the shares ascertained shall be promptly paid to the dissenting stockholders by the Resulting Bank. In performing the appraisal or reappraisal, the Office of the Comptroller of the Currency selects an appropriate valuation method, or combination of methods, after reviewing the facts of each case. The Office of the Comptroller of the Currency may review the market value of the shares being appraised, the investment value of the shares based upon earnings of the Bank and similarly situated banks, and the adjusted book value of the shares. A combination of methods may be used with the Office of the Comptroller of the Currency applying varying weights to the different methods. See Banking Circular 259 in Appendix II to this Proxy Statement - Prospectus for a more complete description of the valuation methods used by the Office of the Comptroller of the Currency.

ACCOUNTING TREATMENT

        The consolidation of Bank and Interim Bank will be accounted for in a method similar to a pooling of interests.


                             ANTI-TAKEOVER MEASURES

THE PURPOSE OF THE ANTI-TAKEOVER PROVISIONS

        The Holding Company's Certificate of Incorporation contains "fair price" and "supermajority vote" provisions. We included them because certain tactics have become relatively common in corporate takeover practice, including:

     o an accumulation of a substantial block of stock as a prelude to an attempted takeover or proxy fight, or a partial tender offer

     o followed by a second step business combination involving less favorable considerations than were offered in the partial tender offer.

        We believe such tactics can be highly disruptive and can result in dissimilar and unfair treatment of stockholders. We are not aware of any current efforts to obtain control of the Bank or to effect substantial accumulations of its stock.

        The fair price and supermajority vote provisions are designed to encourage potential takeover bidders to negotiate at arms-length with the Board of Directors. In the absence of such negotiations, the provisions are intended to assure any multi-step attempt to take over the Holding Company is made on terms that offer similar treatment to all stockholders. Neither the proposed fair price provision nor the supermajority vote provision will impede a takeover that is approved by a majority of the directors of the Holding Company who are unaffiliated with a 10% or more stockholder.

        There have been several takeovers of publicly-held corporations accomplished by the purchase of a control block of stock by means of open market purchases or by means of a tender offer made directly to a target corporation's stockholders at a price above the prevailing market price, followed by a second-step consolidation or other business combination. The value of the consideration given for the shares in the second step of such an acquisition frequently has been less than the value paid in the first step. We are concerned that the interest of all stockholders may not be adequately protected in such a two-step acquisition.

        The Bank has a large number of long-term stockholders who each hold a relatively small number of Bank shares. We believe that sophisticated arbitrageurs and other market professionals are generally in a better position to take advantage of the more lucrative first step transaction, while long-term stockholders will often, as a practical matter, be compelled to accept the less favorable consideration payable in the second step consolidation or other business combination.

        The potential for future use of the two-step acquisition have convinced us that these provisions are desirable in order to preserve for the stockholders the benefits which will accrue to the Holding Company and its subsidiary, the Resulting Bank, including its increased ability to compete in the significantly deregulated banking industry.

SUMMARY OF FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS

        Under the "fair price" provision, no Business Combination may be effected without the approval of the Continuing Directors, unless either:

    o it is approved by holders of not less than two-thirds of the voting stock held by all independent stockholders voting together as a class; or

    o   the minimum price and certain other requirements are met.

        The fair price is the aggregate of the cash and fair market value of property paid, plus interest paid on such property from the date the offeror became an interested stockholder to the date of consummation. It is possible that, if the interested stockholder has not made a recent purchase of Holding Company stock, the fair price might be a price paid by the interested stockholder several years ago. That price may have no relation to the present market value of the stock, particularly if the stock has declined in value during the interim.

        As such, a determination of whether the price paid satisfies the fair price provision conceivably may not be made until the date of consummation. This uncertainty may preclude an interested stockholder from determining the price required to satisfy the fair price provision, even if the interested stockholder had every intention of doing so. The uncertainty associated with the fair price provision may have the effect of encouraging an interested stockholder who is not assured of a supermajority vote to negotiate any proposed business combination with the Continuing Directors.

        The purpose of the foregoing conditions is to require, in the absence of the approval of the directors or holders of at least two-thirds of all voting stock held by the independent stockholders, that the independent stockholders receive the "minimum price," which is the highest price per share paid by the interested stockholder. The form of the consideration must be the same as previously paid by the interested stockholder to acquire the largest number of shares of such class or series.

        The Certificate of Incorporation also contains a "supermajority vote" provision. The vote required is in addition to any vote required by the fair price provision. No business combination with an interested stockholder may be effected without the approval of the directors, unless approved by holders of not less than 80% of the outstanding stock, including the shares held by the interested stockholders. This vote is required notwithstanding that no stockholder vote or a lesser percentage stockholder vote may be required by law or other provisions of the Certificate of Incorporation.

        All actions required to be taken by the directors shall be taken by the vote of two-thirds of the directors. In the event that the number of directors is at any time less than five, all power and authority of the directors to approve business combinations and successor directors and filling director vacancies ceases. The directors are given authority to determine such matters as whether any person is an interested stockholder, the fair market value of property, securities and other noncash considerations, and the like.

        We have determined that encouraging a prospective purchaser to negotiate directly with the Board will be beneficial to all stockholders. We believe that, in consultation with our professional advisors, we are in the best position to assess the business and prospects of the Holding Company. Accordingly, we are of the opinion that negotiations between the Holding Company and a potential acquirer will increase the likelihood that stockholders will receive a higher price for their shares.

        The fair price and supermajority vote provisions may have the effect of protecting the incumbent Board of Directors by discouraging takeover attempts which are not supported by the Board. As a result, stockholders may not have the opportunity to sell some or all of their shares in such a takeover attempt. Tender offers for control usually involve a purchase price higher than the prevailing market price and may result in a bidding contest between competing takeover bidders.

        An effect of the fair price and supermajority vote provisions is to make more difficult the consummation of a business combination with a 10% or more stockholders in the absence of the approval of the Board of Directors. Accordingly, the provisions may discourage takeover attempts which are not supported by the Board of Directors even in transactions which may be supported by a majority of stockholders.

        These "anti-takeover" provisions could affect the price of the Holding Company's shares by making it less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt occurs. The fair price and supermajority vote provisions may also deter an interested stockholder from proceeding with a second-step business combination unless approved by the directors, especially if the market price of the Holding Company shares had declined from the highest price paid by the interested stockholder in acquiring shares of such class. Unless the directors approve a business combination, these anti-takeover provisions would give the holder of a minority of the total outstanding shares the veto power over a business combination with an interested stockholder, notwithstanding that the other stockholders, may believe the business combination to be desirable or beneficial.

CLASSIFIED BOARD OF DIRECTORS

        The Holding Company's Board of Directors is divided into three classes of two directors each. Each class will be elected for a three-year term. The classified election system for directors provides continuity of directors and also serves as a defense against unwanted takeovers. Stockholders desiring to change a majority of the Board would have to wait at least two years, because only one class of the directors is elected annually. This may discourage potential buyers from making acquisitions of the Holding Company's stock.

ADDITIONAL CONSIDERATIONS

        Federal law requires prior approval by the Board of Governors of the Federal Reserve System before any company acquires control of a bank holding company. In addition, pursuant to national banking law, no person or entity may directly or indirectly, acquire a controlling interest in a bank without the prior written approval of Office of the Comptroller of the Currency. Independent of any provision of the Holding Company's Certificate of Incorporation or Bylaws, the requirement for such regulatory approval may delay efforts to obtain control over the Holding Company.

        The Holding Company has 10,000,000 shares of authorized common stock of which, after consummation of the proposed reorganization, there will be 2,640,062 shares issued and outstanding. Therefore the Holding Company will have 7,359,938 shares of its authorized common stock available for future issuance by the Board of Directors for any proper corporate purpose. These shares could be issued into "friendly" hands by the Board of Directors in the event of an attempt to gain control of the Holding Company. Because the Holding Company's authorized but unissued shares could be issued and used in this manner, they represent another potential anti-takeover device.

        The Holding Company's Certificate of Incorporation and Bylaws currently contain no other provisions that were intended to be or could fairly be considered as anti-takeover in nature or effect. The Board of Directors has no present intention to amend the Certificate of Incorporation to add any anti-takeover provisions.


                             MARKET PRICES OF STOCK

THE HOLDING COMPANY

        Valley National Corporation was incorporated on October 7, 1998. No shares of the Holding Company have been publicly traded since the date of its incorporation to the present time. Therefore, no meaningful market exists at this time for the Holding Company's stock. Bank stockholders will exchange their Bank stock for Holding Company stock. Shares of the Holding Company will be listed for quotation on the Nasdaq National Market System with the same trading symbol (VADO) as that used for Bank shares.

THE BANK

        Until November 17, 1998, there had been only a limited over-the-counter market for the Bank's common stock. On such date, the Bank's common stock was listed for quotation on the National Market System of the Nasdaq Stock Market. The Bank had approximately 1248 stockholders as of September 30, 1998.

        The following sets forth the high and low trading prices of the Bank's common stock for the quarters indicated based on transactions of which Management is aware:

                                TRADING PRICES(1)

                                         High               Low
                                         ----               ---
    1996
    ----
        First Quarter                   $12.33            $11.31
        Second Quarter                  $14.51            $12.70
        Third Quarter                   $14.74            $13.61
        Fourth Quarter                  $15.88            $13.82

    1997
    ----
        First Quarter                   $16.32            $14.29
        Second Quarter                  $22.14            $17.14
        Third Quarter                   $23.10            $22.14
        Fourth Quarter                  $25.24            $24.11

    1998
    ----
        First Quarter                   $30.48            $24.29
        Second Quarter                  $34.25            $27.00
        Third Quarter                   $34.75            $29.00

-----------------------

(1) Prices have been adjusted for each of the 5% common stock dividends declared and paid by the Bank in 1996, 1997 and 1998.


                                    DIVIDENDS

THE HOLDING COMPANY

        Since the date of its incorporation, the Holding Company has paid no dividends. After consummation of the reorganization, the amount and timing of future dividends will be determined by its Board of Directors and will substantially depend upon the earnings and financial condition of its principal subsidiary, the Resulting Bank. The ability of the Holding Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Resulting Bank.

        The power of the Board of Directors of a national bank, such as the Bank, to declare a cash dividend is subject to statutory and regulatory restrictions which limit the amount available for cash dividends depending upon the earnings, financial condition and cash needs of the bank, as well as general business conditions. A national bank is prohibited from paying dividends out of common capital. Dividends must be paid out of undivided profits. If losses have, at any time, been sustained equal to or exceeding a bank's undivided profits then on hand, no dividend may be paid. Moreover, even if a national bank's surplus exceeded its common capital and its undivided profits exceed its losses, the approval of the Comptroller is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus.

THE BANK

        The Bank paid quarterly cash dividends of $0.06 per share in the first and second quarters of 1998, and in each quarter of 1997 and 1996. In the third quarter of 1998, a dividend of $0.07 per share was paid. The Bank has paid 5% stock dividends to stockholders in each year since 1988. Cash was paid in lieu of fractional shares.

        The Holding Company anticipates continuing to pay such dividends in the future.


                                 CAPITALIZATION

        The following table sets forth the capitalization of the Bank as of September 30, 1998 and the pro forma capitalization of the Holding Company as of September 30, 1998, assuming that the reorganization had been consummated at such date, no stockholder of the Bank had exercised dissenters' rights, and the Holding Company had redeemed and canceled the shares of the Interim Bank issued to the Holding Company.

                                     Bank       Interim Bank      Adjustments    Holding Company
                                   (Actual)      (Actual)(1)      (Pro Forma)      (Pro Forma)
                                -------------    -----------      -----------    ---------------
 Common Stock                   $  14,845,000    $  240,000       $  240,000      $  14,845,000
 Retained Earnings                  3,758,000             0                0          3,758,000
 Unrealized Gains
    on Securities (2)                 209,000             0                0            209,000
                                -------------    ----------       ----------      -------------
 Total Stockholders' Equity     $  18,812,000    $  240,000       $  240,000      $  18,812,000


(1) Represents the capitalization of the Interim Bank in accordance with federal banking law which requires minimum capitalization of $240,000. Upon consummation, this capital will be immediately withdrawn through a redemption of such stock by the Resulting Bank. The capital of the Resulting Bank and the Holding Company therefore will be equal to the capital of the Bank immediately before the transaction, and will not be affected by the temporary capitalization of the Interim Bank.

(2) Represents unrealized gain on investment securities classified as "Available for Sale" under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

                              FINANCIAL STATEMENTS

        The Bank's audited Balance Sheets as of December 31, 1997 and 1996, the related audited Statements of Earnings, Changes in Stockholders' Equity and Cash Flows for each of the two years ended December 31, 1997 and 1996 are included in the Bank's Annual Report, which was sent to each stockholder in connection with the Annual Meeting of stockholders held May 5, 1998. Financial statements of the Bank are not included herein as they are not deemed material to the exercise of prudent judgment by stockholders with respect to the matters to be acted upon at the Meeting. If any stockholder so desires, he may obtain an additional copy of such financial statements upon written request to William V. Ehlen, President, Valle de Oro Bank, 1234 East Main Street, El Cajon, California 92021.

        Provided below is a five-year summary of selected financial data of the Bank. In addition, selected financial data is presented for the nine months ended and as of September 30, 1998.

                             SELECTED FINANCIAL DATA
                      (in thousands, except per share data)

                                                 As of or for the Periods Ended
                              --------------------------------------------------------------------
                                                              December 31,
                              Sept. 30,   --------------------------------------------------------
Statement of Income Data:       1998       1997        1996       1995       1994        1993
                              --------    --------    --------    --------    --------    --------
Interest Income               $ 13,369    $ 16,270    $ 14,865    $ 13,573    $ 11,487    $  9,379
Interest Expense                 4,772       5,940       5,316       4,329       2,866       2,649
                              --------    --------    --------    --------    --------    --------
Net Interest Income           $  8,597    $ 10,330    $  9,549    $  9,244    $  8,621    $  6,730
Provision for Loan Losses     $    488    $    497    $  1,062    $    862    $    837    $    920
Other Income                     2,181       2,744       2,249       2,112       1,781       1,570
Other Expenses                   7,704       9,688       8,542       8,644       7,839       5,850
Income Taxes                       914       1,037         791         707         676         625
                              --------    --------    --------    --------    --------    --------
Net Earnings                  $  1,672    $  1,852    $  1,403    $  1,143    $  1,050    $    905

Per Share Data (1):
Basic Net Earnings            $   1.28    $   1.43    $   1.09    $   0.89    $   1.07    $   1.07
Diluted Net Earnings          $   1.18    $   1.33    $   1.06    $   0.88    $   1.06    $   1.02
Cash Dividends Declared       $   0.19    $   0.24    $   0.24    $   0.20    $   0.15        none
    per Common Share

Balance Sheet Data:

Net Loans                     $145,153    $134,837    $118,219    $103,457    $ 94,274    $ 84,412
Total Deposits                $212,233    $188,147    $167,059    $141,968    $114,701    $112,055
Total Assets                  $231,981    $206,083    $183,449    $156,838    $128,620    $120,885
Total Stockholders' Equity    $ 18,812    $ 17,026    $ 15,397    $ 14,303    $ 13,249    $  8,301
Long-term Debt                $     60    $     83    $    112    $    139    $    163    $    185

------------
(1) Per share information adjusted to account for 5% stock dividend in each year.

                   HISTORY AND BUSINESS OF THE HOLDING COMPANY

GENERAL

        The Holding Company was incorporated under the laws of the State of Delaware on October 7, 1998, for the purpose of becoming the holding company of the Bank. Immediately prior to consummation of the reorganization, the Holding Company will own all of the stock of the Interim Bank. Thereafter, the Interim Bank will consolidate with the Bank. Stockholders of the Bank will become stockholders of the Holding Company, subject to their dissenters' rights. The Holding Company will become the sole stockholder of the Resulting Bank. The Resulting Bank will carry on the business of the Bank under the name "Valle de Oro Bank." The executive offices of the Holding Company are located at 1234 East Main Street, El Cajon, California 92021. A copy of the Holding Company's Certificate of Incorporation is attached as Appendix III.

EMPLOYEES

        The Holding Company has no employees other than its officers, each of whom is also an employee and officer of the Bank and who serve in their capacity as officers of the Holding Company without additional compensation. Upon consummation of the reorganization, the Holding Company, whose sole business function will be to hold 100% of the Bank stock, does not anticipate any immediate change in the number of or status of its employee officers. The status of the Bank's employees is not expected to be affected by the reorganization.

BOARD OF DIRECTORS

        The Directors of the Holding Company are James F. Carroll, Samuel M. Ciccati, Ph.D., Obert D. "Dale" Conway, William V. Ehlen, C.K. Hill, O.D., and Philip J. Gelber, M.D., each of whom also serve as Directors of the Bank. Directors of the Holding Company are elected to staggered three-year terms. Upon consummation of the reorganization, the Directors of the Holding Company will own the following percentages of Holding Company stock.

--------------------------------------------------------------------------------

              Directors                               Percentage of Common Stock
              ---------                               --------------------------
              James F. Carroll                                    3.5%
              Samuel M. Ciccati, Ph.D.                            1.0%
              Obert D. "Dale" Conway                              6.2%
              William V. Ehlen                                    4.6%
              Philip J. Gelber, M.D.                              0.9%
              C.K. Hill, O.D.                                     2.5%
              All directors as a group (6 persons)               18.7%

--------------------------------------------------------------------------------

REMUNERATION OF DIRECTORS AND OFFICERS

        The Holding Company has paid no remuneration to its officers and directors since its incorporation. It is not anticipated that the Holding Company's officers and directors will initially be paid any additional compensation by the Holding Company other than that currently paid to them by the Bank.

INDEMNIFICATION

        The Holding Company's Certificate of Incorporation and Bylaws provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Delaware law.

        Delaware law generally provides for the payment of expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitee provided such person acted in good faith and in a manner he reasonably believed not to be opposed to the best interests of the corporation. However, in derivative suits, if the suit is lost, no indemnification is permitted if the prospective indemnitee is found to be liable for misconduct in the performance of his duty to the corporation. No indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision outlawing loans, dividends, and distribution of assets under certain circumstances.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to provisions in the Holding Company's Certificate of Incorporation and Bylaws, the Holding Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

        The reorganization of the Bank into a subsidiary of the Holding Company is not expected to have any effect on the ability of the Bank or the Holding Company to obtain officers and directors indemnification insurance, or the rates at which such insurance is available. The provisions regarding indemnification may not be applicable under certain federal banking laws and regulations.


                        HISTORY AND BUSINESS OF THE BANK

GENERAL

        The Bank opened in 1983. The Bank conducts substantially the same business operations as a typical independent, commercial bank including accepting demand, savings and time deposits and making commercial, real estate and consumer loans. It has six offices:

     o  Casa de Oro Office, 9832 Campo Road, Spring Valley

     o  Sweetwater Office, 491 Sweetwater Road, Spring Valley

     o  Rancho San Diego Office, 2986 Jamacha Road, El Cajon

     o  Grossmont Center Office, 8690 Center Drive, La Mesa

     o  Santee Office, 8867 Cuyamaca Street, Santee

     o  El Cajon Office, 1234 East Main Street, El Cajon.

        The Bank issues cashier's checks and money orders, sells traveler's cheques and provides other customary banking services. The Bank also offers mortgage brokerage services, including a variety of conventional and FHA/VA residential real estate loan products as well as commercial loan products. The Bank sells to its customers, through a third party broker/dealer, nondeposit investment products including mutual funds, fixed and variable annuities, stocks, bonds and other nondeposit investment products. The Bank does not operate or have any present intention to seek authority to operate a trust department.

        The Bank has always emphasized consumer and small business banking. Most of the Bank's depositors are consumers and small business customers.

        As of December 31, 1997, the Bank has concentrated its lending activities in three areas:

     o  real estate loans (49%)

     o  commercial loans to small businesses (41%)

     o  consumer loans (10%).

        The Bank's real estate loan portfolio is comprised of amortizing loans and consumer lines of credit secured by residential properties, loans secured by commercial real estate, and construction loans. These loans are made primarily for the purpose of purchasing or improving residential real estate, to purchase or improve commercial real estate and to construct owner-occupied, single family residential real estate. Commercial loans to small businesses, including Small Business Administration loans, are made essentially to provide working capital and equipment financing for small business customers. Consumer loans are for household expenditures such as automobiles, recreation and other personal expenditures.

        The Bank evaluates each borrower's credit-worthiness on a case-by-case basis. The amount of collateral obtained by the Bank, if necessary, is based upon management's credit evaluation of the borrower. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. The Bank's lending activities are concentrated in San Diego County.

        The Bank provides 24-hour daily banking transactional service through its electronic Automatic Teller Machines (ATMs) at all of its offices, and is a member of the STAR SYSTEM, PLUS and VISA ATM networks. In 1997, the Bank introduced its VISA Check Card where purchases are charged directly to the customer's checking account rather than a credit card line, but looks similar to a credit card and can be used anywhere a VISA credit card is accepted. The Bank also provides automated clearing house services for both origination and receipt of funds through the California Clearing House Association.

        Most of the Bank's business originates from its primary service areas, consisting of the communities of Spring Valley, El Cajon, Lemon Grove, La Mesa and Santee, all located in eastern San Diego County, California. The Bank does not attract deposits from and has not made loans to foreign governments or foreigners. The Bank's business is not seasonal. There has been no material effect upon the Bank's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulations.

        The Bank does not obtain a material portion of its deposits from a single person or few persons, nor is a material portion of the Bank's loans concentrated within a single industry or group of related industries. The Bank's deposits are insured by the Federal Deposit Insurance Corporation to applicable legal limits, and the Bank is supervised and regulated by the Office of the Comptroller of the Currency.

COMPETITION

        The banking business in California generally, and specifically in the Bank's primary service areas, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, but also with small independent banks and credit unions located in its service area. Among the advantages which the major banks have over the Bank is their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank's service area offer certain services (such as trust and international banking services) which are not offered directly by the Bank. By virtue of their greater total capitalization, such banks also have substantially higher lending limits than the Bank.

        Banks generally, and the Bank in particular, face increasing competition for loans and deposits from non-bank financial intermediaries including credit unions, savings and loan associations, brokerage firms, thrift and loan companies, mortgage companies, insurance companies, and other financial and non-financial institutions. In addition, there is increased competition among banks, savings and loan institutions, and credit unions for the deposit and loan business of individuals.

        The recent trend has been for other institutions, such as brokerage firms, credit card companies and retail establishments to offer banking services to consumers, such as money market funds with check access and cash advances on credit card accounts. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities compete with banks in the acquisition of deposits. While the direction of recent legislation and economic developments seems to favor increased competition between different types of financial institutions for both deposits and loans, resulting in increased cost of funds to banks, it is not possible to predict the full impact these developments will have on commercial banking or the Bank.

        In order to compete with other financial institutions in its service area, the Bank relies principally upon local promotional activity including:

     o  direct mail;

     o  advertising in the local media;

     o personal contacts by its directors, officers, employees and stockholders; and

     o  specialized services.

The Bank's promotional activities emphasize the advantages of dealing with a locally-owned and headquartered institution attuned to the particular needs of the community. For customers whose loan demands exceed the Bank's lending limits, the Bank attempts to arrange for such loans on the participation basis with other financial institutions. The Bank also assists customers requiring services not offered by the Bank to obtain these services from its correspondent banks.

EMPLOYEES

        As of September 30, 1998, the Bank had 113 full-time employees and seven part-time employees. The Bank provides several benefits for its full-time employees, including health and life insurance, workers' compensation, social security, paid vacations, bank services and a retirement plan.

PROPERTY

        The Bank operates six offices, all in the "East County" area of San Diego County, California. The Bank owns the Casa de Oro and Santee offices. It owns the Sweetwater building and leases the land. The Bank's other facilities are leased.

        The Bank has three properties classified as other real estate owned with a carrying value of $1.4 million as of September 30, 1998. These properties are comprised of two parcels of unimproved land and one parcel of commercial real estate. The unimproved land parcels are located in the Otay Mesa area of San Diego County. The Bank maintains active sales programs for these properties.

YEAR 2000 ISSUE

        The Year 2000 ("Y2K") issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a variety of system miscalculations, operating problems and system failures.

        The Bank is addressing its Y2K issues using a five phase program. The five phases are awareness, assessment, renovation, validation and implementation. A brief description of each phase and the Bank's progress toward completing each phase follows.

        The awareness phase:

     o  identifies potential Y2K problems,

     o  develops an overall strategy for addressing the issues,

     o  obtains support from the Board of Directors and management,

     o appoints a project team of employees to direct the Bank's activities, and

     o implements an internal and external communication program to raise awareness of the problems and issues.

The Bank completed the awareness phase March 31, 1998.

        The assessment phase identifies all information technology systems, such as hardware, software, networks and ATMs, and non-information technology systems, such as alarm and security systems, and environmental controls. This phase also develops a system to evaluate and assess borrower and vendor preparedness, including a tracking and monitoring system to identify potential problems. Based on the initial results of the assessment phase, contingency planning and resource allocation has begun.

        The Bank has completed all of its information and non-information technology system assessments. In addition, it has communicated with borrowers and vendors, established a monitoring system, logged responses, and assigned risk factors. The Bank has begun quantifying the Y2K risk factors associated with its borrowers and assigned preliminary allocations of the allowance for loan losses. This allocation process will be reviewed and revised on a quarterly basis through, at least, the first quarter of 2000. Accordingly, monitoring and communication with borrowers and vendors is ongoing.

        The Bank has also made initial assessments of its liquidity position in case of a loss of one or more of its larger depositors due to Y2K, and the impact of Y2K, in general, upon its deposit base. To ensure Y2K issues do not have an adverse effect on depositors or liquidity, the Bank intends to perform this assessment on a quarterly basis.

        The renovation phase involves making the necessary information technology and non-information technology changes and upgrades necessary to be Y2K compliant. The Bank has purchased and installed new item processing and voice response software, in addition to local area network servers and security and alarm systems. The Bank is awaiting installation of three new automated teller machines. Renovation continues on less critical internal PC-based accounting and information systems with a target completion date of December 31, 1998 for this phase.

        The validation phase is the testing phase. The Bank uses a third party data processing vendor whose software is Y2K compliant. However, the software is currently undergoing proxy testing by several of its users and is expected to be complete by March 31, 1999. The Bank is currently testing its other internal specialized systems and expects to complete this phase by December 31, 1998.

        The implementation phase introduces system changes into our operating environment. Once tested, Y2K compliant systems are ready to be introduced into the Bank's operating environment. The target date for implementation of all systems is September 30, 1999.

        Contingency planning has begun. The Board of Directors has appointed a contingency planning project manager. A workgroup has been established and is preparing a Y2K contingency plan. A planning event timeline, incorporating the Y2K renovation and testing milestones, to date, has been prepared. The Bank intends to complete a full business resumption plan by December 31, 1998.

        The Bank's direct expenses for Y2K have been mitigated, to some degree, by its use of a third-party data processor and its policy of periodically upgrading in-house hardware and software systems. The Bank has spent approximately $20,000 on assessing, renovating and testing. This does not include the cost of a significant amount of Bank staff time spent on Y2K issues. In addition, the Bank has spent approximately $67,000 to replace capital equipment, which would not have been replaced except for Y2K.

        The Bank's 1998 budget for Y2K expenses is approximately $40,000. In 1999, the Bank's operating budget is $50,500 and in 2000 $13,500 for a total of $104,000. The Bank's 1998 capital budget for Y2K related expenditures is $155,000. In 1999, its capital budget is $40,000.

        At this time, we are uncertain of the ability of our telecommunications and utility service providers to furnish consistent, uninterrupted services to the Bank in the early part of 2000. This view is solely based upon a lack of material disclosure to us by these companies on their Y2K efforts. The Bank has undertaken a plan to receive and use data in a hardcopy form and use cellular communications in the event of service disruptions.

LITIGATION

There is no material pending litigation to which the Holding Company, the Bank or the Interim Bank is a party, other than routine litigation incidental to the business of the Bank. Further, there is no material legal proceeding in which any director, executive officer, principal stockholder, or affiliate of the Holding Company, the Bank or the Interim Bank or any associate of any such director, executive officer, or principal stockholder is a party and has a material interest adverse to the Holding Company, the Bank or the Interim Bank. None of the routine litigation in which the Bank is involved is expected to have a material adverse impact upon the financial position or results of operations of the Holding Company, the Bank or the Interim Bank.

BOARD OF DIRECTORS AND OFFICERS

        The Bank's Board of Directors is presently composed of 10 members, each of whom stand for election each year.

        The following table sets forth for each of the directors, name, age (as of September 30, 1998) principal occupation during the past five years, the year each first became a director and the number of shares of the Bank beneficially owned, and the shares owned by all directors and executive officers as a group (15 persons) and one other stockholder which owns more than 5% of the outstanding shares of the Bank.

-----------------------------------------------------------------------------------------------

                                                                     Number of Shares
                                                       Year First     Of Common Stock
                                                      Appointed or      Beneficially    Percent
Name and Title Other Than Director(1)          Age  Elected Director      Owned(2)      of Class
-------------------------------------          ---  ----------------      --------      --------
James F. Carroll, Chairman of the Board        69         1983            46,537(3)       3.5%
Samuel M. Ciccati, Ph.D.                       62         1995            13,306(4)       1.0%
Obert D. "Dale" Conway, Vice Chairman          71         1985            81,959(5)       6.2%
William V. Ehlen, President and  Chief         51         1983            62,575(6)       4.6%
    Executive Officer
Myron D. Fessler, M.D.                         67         1985            20,996(7)       1.6%
Philip J. Gelber, M.D.                         64         1996            11,701(8)       0.9%
C.K. Hill, O.D., Secretary                     79         1984            33,349(9)       2.5%
Janet L. Johnson                               64         1983            26,957(10)      2.0%
Lloyd E. Peterson                              72         1983            25,741(11)      1.9%
Joseph G. Vehige                               77         1985            17,562(12)      1.3%
Financial Institution Partners, L.P.                                      72,684          5.5%
    1824 Jefferson Place, N.W.
    Washington, D.C. 20036
All directors and executive officers as a                                450,320(13)      31.5%
    group (15 persons)

-----------------------------------------------------------------------------------------------

(1) Unless otherwise indicated, the business address for each of the persons listed in the table is 1234 East Main Street, El Cajon, California, 92021.

(2) Shares are beneficially owned, directly and indirectly, together with spouses, and, unless otherwise indicated, holders share voting power with their spouses.

(3) Includes 10,719 shares which Mr. Carroll has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(4) Includes 11,695 shares held in trust for which Dr. Ciccati is the trustee and 1,611 shares which Dr. Ciccati has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(5) Includes 74,816 shares held in trust for which Mr. Conway is trustee and 6,286 shares which Mr. Conway has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(6) Includes 38,262 shares which Mr. Ehlen has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options and 685 shares in a 401(k) plan.

(7) Includes 8,887 shares held in trust for which Dr. Fessler is co-trustee, 4,983 shares held in a pension plan, 330 shares held in custody for minor family members and 6,286 shares which Dr. Fessler has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(8) Includes 11,260 shares held in trust for which Dr. Gelber is trustee and 441 shares which Dr. Gelber has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(9) Includes 28,716 shares held in trust for which Dr. Hill is co-trustee and 4,633 shares which Dr. Hill has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(10) Includes 5,786 shares which Mrs. Johnson has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(11) Includes 3,094 shares held jointly with family members and 6,286 shares which Mr. Peterson has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(12) Includes 13,536 shares held in trust for which Mr. Vehige is co-trustee and 4,026 shares which Mr. Vehige has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

(13) Includes 108,314 shares which the directors and executive officers have the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options.

        -------------------------

        Set forth below is certain information regarding the directors of the
Bank:

Name                            Biographical Information
----                            ------------------------
James F. Carroll:               Chairman of the Board of Directors of the Bank;
                                President of Data Disposal, Inc. since 1985;
                                member of the Association of Naval Aviation, the
                                Tailhook Association and the Retired Officers
                                Association.

Samuel M. Ciccati, Ph.D.:       Investor in real estate during the past five
                                years; formerly President of Cuyamaca College,
                                El Cajon from 1984 until his retirement in 1993.

Obert D. "Dale" Conway:         Vice Chairman of the Board of Directors of the
                                Bank; owner (since 1987) of Continental
                                Investors, a firm which makes investments in
                                cleaning establishments.

William V. Ehlen:               President and Chief Executive Officer of the
                                Bank since its inception in 1983.

Myron D. Fessler, M.D.:         Physician with Comp Health/Kron since 1993;
                                previously in private practice in Jamul from
                                1988 to 1993.

Philip J. Gelber:               Ophthalmologist in practice in San Diego,
                                California since 1969; Medical Director of the
                                San Diego Eye Bank; past President of the San
                                Diego Ophthalmologic Society.

C.K. Hill:                      Owner of Casa de Oro Travel since 1978; active
                                in the Spring Valley Rotary Club.

Janet L. Johnson:               Owner of M. C. Johnson Scraper Rental, a
                                National City earthmoving business, which she
                                has operated since 1975.

Lloyd E. Peterson:              Builder of custom homes for the past five years.

Joseph G. Vehige:               Real estate and securities investor for the past
                                five years.

        None of the directors of the Bank were selected pursuant to arrangements or understandings other than with the directors and stockholders of the Bank acting within their capacity as such. There are no family relationships between any of the directors, and none of the directors serve as a director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

        The following is a list of executive officers of the Bank, other than William V. Ehlen, who is listed above, together with share ownership information:

-----------------------------------------------------------------------------------------
                                                                   Number of
                                                                   Shares of
                                                                 Common Stock     Percent
                                                    First Year   Beneficially        of
          Name and Title                      Age   Appointed      Owned(1)        Class
          --------------                      ---   ----------   -------------    -------
Tom Ferrara, Executive Vice President
    and Chief Credit Officer                   55      1986        29,495(2)        2.2%
Michael P. Foley, Senior Vice
    President and Senior Lending
    Officer                                    52      1993         3,514           0.3%
Paul M. Cable, Senior Vice President
    and Chief Financial Officer                48      1998         1,383           0.1%
Connie Goules, Senior Vice President
    and Chief Administrative Officer           48      1998         2,561           0.2%
-----------------------------------------------------------------------------------------

(1) Shares are beneficially owned, directly and indirectly, together with spouses, and, unless otherwise indicated, holders share voting power with their spouses.

(2) Includes 19,018 shares which Mr. Ferrara has the right to acquire within 60 days of September 30, 1998 pursuant to the exercise of options, 788 shares in an IRA account and 59 shares in a 401(k) plan.



        Set forth below is certain information regarding these officers of the
Bank:

Name                     Biographical Information
----                     ------------------------
Thomas Ferrara:          Executive Vice President and Chief Credit Officer of
                         the Bank, a position he has held since joining the Bank
                         in 1986.

Michael P. Foley:        Senior Vice President and Senior Lending Officer of the
                         Bank, a position he has held since joining the Bank in
                         1993; Executive Vice President, Chief Credit Officer of
                         the Bank of San Diego from 1992 to 1993; Executive Vice
                         President, Chief Operating Officer of American Valley
                         Bank, from 1977 to 1992.

Paul M. Cable:           Senior Vice President and Chief Financial Officer of
                         the Bank, a position he has held since July, 1998;
                         previously Vice President and Controller of the Bank
                         since 1995; Senior Vice President and Chief Financial
                         Officer of First National Bank of North County, from
                         1991 to 1995.

Connie Goules:           Senior Vice President and Chief Administrative Officer
                         of the Bank, a position she has held since June, 1998;
                         joined the Bank in 1991 as Customer Accounting Manager;
                         from 1992 to 1998 rose from Assistant Vice President
                         and Administrative Officer to 1st Vice President and
                         Administrative Officer.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

        Information is set forth below concerning the annual and long-term compensation for services rendered in all capacities for the fiscal years ended December 31, 1997, 1996 and 1995 of the Chief Executive Officer and the only other executive officer at December 31, 1997, whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------
                                                                Long Term
                                                               Compensation
                                                                   Awards
                                          Annual Compensation  ------------
                                          --------------------   Securities         All
                                                                 Underlying        Other
Name and Position                Year      Salary($)  Bonus($)     Options     Compensation
-----------------                ----      --------    -------   ----------       -------
William V. Ehlen,                1997      $175,000    $25,957        -           $38,913
    President and Chief          1996      $175,000    $21,995        -           $38,662
       Executive Officer (1)     1995      $172,500    $29,063        -            $3,410

Thomas Ferrara,                  1997      $109,500     $4,079        -           $11,002
    Executive Vice President     1996      $106,000     $1,221        -           $10,830
       and Chief Credit Officer  1995      $106,100    $10,904        -           $12,420
       (2)
------------------------------------------------------------------------------------------

(1) Mr. Ehlen's other compensation includes (i) accrued "salary continuation" benefits of $37,704 for 1997 and $37,704 for 1996, (ii) employer profit sharing and matching contributions of $833, $722 and $3,014 to the Profit Sharing and Salary Deferral 401(k) Plan (the "401(k) Plan") for 1997, 1996 and 1995, respectively; (iii) amounts paid for credit life and disability insurance incentives of $176 in 1997, $236 in 1996 and $346 in 1995; and (iv) mortgage banking incentives of $200 in 1997 and $50 in 1995.

(2) Mr. Ferrara's other compensation includes (i) employer profit sharing and matching contributions of $702, $630 and $2,220 in the 401(k) Plan for 1997, 1996 and 1995, respectively; (ii) automobile allowances of $10,200, $10,200 and $10,100 in 1997, 1996 and 1995, respectively; and
        (iii) mortgage banking incentives of $100 in both 1997 and 1995.

        The Bank entered into an employment agreement on July 1, 1995 with Mr. Ehlen as its President and Chief Executive Officer. The agreement, which expires July 1, 1999, provides for a minimum base salary of $175,000 annually, use of a Bank-owned automobile and certain insurance benefits. The Bank has not entered into any other employment agreements. The employment agreement is subject to Title 12 United States Code Section 24 which provides that all officers of a national bank may be dismissed at the pleasure of the Board of Directors.

        On January 10, 1996, the Bank entered into a Salary Continuation Agreement (the "Salary Agreement") with Mr. Ehlen providing for the payment of certain benefits to Mr. Ehlen. Pursuant to the terms of the Salary Agreement, upon retirement after age 62 or in the event Mr. Ehlen dies while in the employ of the Bank, the Bank shall be obligated to pay Mr. Ehlen or his estate $108,000 per year, payable monthly for a period of 180 months. In the event Mr. Ehlen terminates employment with the Bank prior to age 62, the Bank is obligated to pay Mr. Ehlen an amount based on the actuarial reduction of the amount of salary continuation liability accrued to the date of termination. In addition, the Salary Agreement provides that in the event Mr. Ehlen's employment is terminated by reason of, or within two years after, a "change in control" of the Bank, the Bank is obligated to pay Mr. Ehlen $108,000 per year, payable monthly for a period of 180 months. A "change in control" is deemed to occur:

     o when there is a change in the composition of the Bank's Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either (a) had been directors of the Bank 24 months prior to such change or (b) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Bank 24 months prior to such change and who were still in office at the time of the election or nomination; and

     o subject to certain exceptions, whenever any person is or becomes the beneficial owner, directly or indirectly, of 26% or more of the combined voting power of the Bank's then outstanding securities having the right to vote for the election of directors.

        In the event Mr. Ehlen's employment is terminated by the Bank for cause, the Bank is under no obligation to make any payments to Mr. Ehlen pursuant to the Salary Agreement. No compensation under the Salary Agreement was paid to Mr. Ehlen in 1997.

401(k) RETIREMENT PLAN

        The Board of Directors has adopted a Profit Sharing and Salary Deferral 401(k) Plan for the benefit of the Bank's eligible employees. During 1997, 1996 and 1995, the Board of Directors approved contributions of $120,000, $62,000 and $51,000, respectively, to the 401(k) Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

        The Bank has established an employee stock ownership plan effective January 1, 1998. The Bank believes that giving employees an indirect ownership interest in their employer encourages maximum efforts on behalf of the Bank. The main investment in the plan will be the common stock of the Bank. Contributions to the plan are made annually from pre-tax earnings at the discretion of the Board of Directors.

        To be eligible, employees of the Bank must be:

     o  at least 21 years of age;

     o  employed for a period of at least 1,000 hours during any plan year; and

     o  employed on the last day of the plan year.

        Employees become vested at the rate of 20% per year and are fully vested after five years of service (1,000 hours of service per year). Employees become fully vested sooner only if they die, become totally and permanently disabled, or retire at the age of 65 or later.

STOCK OPTION PLANS

        THE 1982 STOCK OPTION PLAN. In 1983, the Bank adopted a 1982 Stock Option Plan whereby both incentive and nonqualified options to purchase shares of the Bank's common stock were granted to full-time salaried officers and employees of the Bank. Nonqualified options to purchase shares of the Bank's common stock were granted to the Bank's directors. The 1982 Plan terminated in 1992, except as to unexercised and unexpired outstanding options. As of September 30, 1998, there were outstanding under the 1982 Plan options for 42,767 shares, all of which were fully vested. This number of shares does not take into account the two-for-one stock exchange that would occur if the reorganization is consummated.

        THE 1994 STOCK OPTION PLAN. The Valle de Oro Bank 1994 Stock Option Plan was approved by the Board of Directors and the stockholders in 1994. The 1994 Plan is administered by a Committee composed of at least two disinterested members of the Board of Directors. Subject to the limitations set forth in the 1994 Plan, the Committee has the authority to determine, among other things, to whom options will be granted, the number of option shares, the term during which an option may be exercised and the rate at which the options may vest. Under the 1994 Plan, 250,000 shares of common stock have been reserved for issuance upon exercise of options.

        The 1994 Plan provides for the grant of both incentive stock options ("ISOs") intended to qualify as such under section 422 of the Internal Revenue Code, as amended, and nonstatutory stock options ("NSOs"). ISOs may be granted only to employees of the Bank (including officers and certain directors who are also employees). NSOs may be granted to employees and non-employee directors of the Bank. The maximum term of each option which may be granted under the 1994 Plan is 10 years (five years in the case of an ISO granted to a 10% stockholder). The exercise price for ISOs and NSOs will be no less than 100% of fair market value on the date of grant.

        Non-employee directors are not eligible to receive stock options under the 1994 Plan other than an automatic grant of an NSO for 2,000 shares in each even-numbered year after 1995 at the conclusion of the regular annual meeting of stockholders of the Bank for such year. In addition, each nonemployee director who is newly elected or appointed after July 1, 1994 is entitled to a one-time grant of an NSO for 1,000 shares on the first business day after his or her initial election or appointment. No director will receive both the 2,000 NSO grant and 1,000 NSO grant in the same calendar year.

        All options granted to nonemployee directors have an exercise price equal to 100% of the fair market value of common stock on the date of grant and will have a 10-year term, subject to earlier expiration in the event that the director's service terminates. The Board of Directors may amend or terminate the 1994 Plan from time to time, except that any amendment or termination shall not affect any option previously granted.

        As of September 30, 1998, there were outstanding under the 1994 Plan options for 172,073 shares, 84,816 of which were vested, 34,815 of which will vest in 1999 and the remainder of which vest from 2000 through 2003. This number of shares does not take into account the two-for-one stock exchange that would occur if the reorganization is consummated.

          OPTION EXERCISES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     AND OPTION VALUES AT SEPTEMBER 30, 1998

                                                     Number of Securities   Value of Unexercised
                                                          Underlying        In-The-Money Options
                              Shares                Unexercised Options @        at 9/30/98
                            Acquired On     Value    9/30/98 Exercisable/       Exercisable/
           Name              Exercise     Realized     Unexercisable(1)       Unexercisable(2)
           ----             -----------   --------  ---------------------   --------------------
William V. Ehlen
    President & Chief            -           -           38,263/7,293        $777,465/$145,614
        Executive Officer

Thomas Ferrara
    Executive Vice               -           -           17,018/3,647        $386,308/$72,807
        President &
        Chief  Credit
        Officer

---------------------

(1) The number of securities underlying unexercised options do not take into account the two-for-one stock exchange that would occur if the reorganization is consummated.

(2) Calculated on the basis of the fair market value of the underlying securities at September 30, 1998, including the exercise price.

--------------------------------------------------------------------------------

DIRECTORS' COMPENSATION

        Members of the Board of Directors, other than the Chairman of the Board, committee chairmen, and those who are not full-time employees of the Bank, receive $725 monthly for regularly scheduled meetings of the Board plus a $100 monthly retainer for committee participation. The Chairman of the Board receives $1,875 monthly, the Vice Chairman receives $1,500 monthly and each committee chairperson receives $850 monthly plus a $125 monthly retainer for committee participation. The Bank plans to continue the payment of such fees for regular meetings of the Board. No other arrangements exist for compensation of the Bank's directors. Pursuant to the Bank's 1994 Plan, nonemployee directors receive automatic grants of options as described in "- Stock Options - The 1994 Stock Option Plan," above.

COMMITTEES

        During 1997, the Board of Directors held 12 regular meetings and one organizational meeting. All members of the Board attended at least 75% of the regular meetings of the Board of Directors and of the committees to which they were appointed to serve. The Board of Directors has appointed an Audit Committee, Executive Committee, Investment Committee, a Loan and Discount Committee and Compensation and Human Resources Committee. The Bank does not have a Nominating Committee.

--------------------------------------------------------------------------------

                                                                                         Number of
                                                                                         Meetings
Committee                        Members                          Function                (1997)
---------                        -------                          --------               ---------
Audit                 Gelber, Hill, Johnson and       Engages independent CPA's;               4
                      Peterson (directors); Audrey    oversees internal auditor;
                      Wilson (internal auditor);      receives and reviews quarterly
                      Ehlen (ex officio member).      and annual management reports
                                                      from independent CPA's

Executive             Carroll, Conway, Ehlen,         Serves as the planning arm of           6
                      Fessler and Hill (directors).   the Board of Directors

Investment            Ehlen, Gelber, Johnson and      Reviews management's adherence          4
                      Vehige (directors); Cable       to investments and funds
                      (chief financial officer)       management policy.

Loan and Discount     Ciccati, Conway, Ehlen and      Establishes credit policy and          15
                      Fessler (directors); Ferrara    approves loans in excess of
                      and Foley (lending officers).   management's internal limits.

Compensation &        Ciccati, Ehlen, Peterson and    Reviews the compensation plan           7
    Human Resources   Vehige (directors); Elizabeth   for the Bank's employees; makes
                      I. Sigal (human resources       recommendations to the Board
                      director).                      regarding salaries of executive
                                                      officers.

--------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

        Some of the directors and executive officers of the Bank and the companies with which they are associated are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business. The Bank expects to have banking transactions with such persons and companies in the future. In management's opinion, all loans and commitments to lend included in said transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all such loans made during 1997 amounted to $236,000 and in the nine months ended September 30, 1998 amounted to $474,000, including in both cases renewals of previous loans. The balance of these loans and loans made in prior years outstanding at September 30, 1998 amounted to $1,158,000.


                           SUPERVISION AND REGULATION

        The following is a summary of certain statutes and regulations affecting the Holding Company and the Bank. This summary is qualified in its entirety by such statutes and regulations.

HOLDING COMPANY REGULATION

        The Holding Company will be a registered bank holding company under the Bank Holding Company Act of 1956 (the "Banking Act") as amended, and as such will be subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve Board.

        The Banking Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank or bank holding company.

        In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

        Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

CAPITAL

        The Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation require banks and holding companies to maintain minimum capital ratios.

        The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted substantially similar risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the capital base of the Bank and the Holding Company. The rules set the minimum guidelines for the ratio of Total Capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8% and the ratio of Tier 1 Capital to risk-weighted assets (including certain off-balance sheet activities) at 4%. To be well capitalized, the minimum ratio for Total Capital is 10% and the minimum ratio for Tier 1 Capital is 6%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. At September 30, 1998, on a pro forma basis as if the transaction had been consummated on such date, the Holding Company's consolidated risk-adjusted Tier 1 Capital and Total Capital, as defined by the regulatory agencies based on the fully phased in 1992 guidelines, were 11.5 % and 12.49% of risk-weighted assets, respectively, well above the minimum and well-capitalized standards mandated by the regulatory agencies.

        In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of 3% Tier 1 Capital (as defined for purposes of the risk-based capital guidelines) to total assets. However, most banking organizations are expected to maintain capital ratios well in excess of the minimum levels and generally must keep such Tier 1 ratio at or above 5%. To be well capitalized, the minimum Tier 1 ratio must be 6%. As of September 30, 1998, on a pro forma basis as if the transaction had been consummated on such date, the Holding Company's leverage ratio was 7.99%, well above the regulatory minimum and well-capitalized standards.

        Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect the Resulting Bank and the Holding Company, including their ability to pay dividends.

ADDITIONAL REGULATION

        The Bank is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any consolidation or consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include:

     o  state usury and consumer credit laws,

     o  laws relating to fiduciaries,

     o  the Federal Truth-in-Lending Act and Regulation Z,

     o  the Federal Equal Credit Opportunity Act and Regulation B,

     o  the Fair Credit Reporting Act,

     o  the Truth in Savings Act,

     o  the Community Reinvestment Act,

     o  anti-redlining legislation, and

     o  antitrust laws.

DIVIDEND REGULATION

        The ability of the Holding Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Resulting Bank. Generally, a national banking association may not declare a dividend, without the approval of the Office of the Comptroller of the Currency if the total of dividends declared by such bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. In addition, national banks are subject to dividend regulation by the Office of the Comptroller of the Currency in connection with its general supervisory authority as it relates to a bank's requirement to maintain adequate capital.

GOVERNMENT POLICIES AND LEGISLATION

        The policies of regulatory authorities, including the Office of the Comptroller of the Currency, Federal Reserve Board, Federal Deposit Insurance Corporation and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

        The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of the Resulting Bank or the Holding Company. In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions.


                     COMPARATIVE DESCRIPTION OF COMMON STOCK

GENERAL

        The authorized common stock of the Holding Company consists of 10,000,000 shares of voting common stock, with $0.0001 par value per share. The authorized capital stock of the Bank consists of 10,000,000 shares of $3.33 par value per share, 1,320,031 of which were outstanding as of September 30, 1998.

        Assuming the consummation of the holding company reorganization and no dissenters to the transaction, the Holding Company will issue 2,640,062 shares of its common stock to existing stockholders of the Bank on the basis of two shares of Holding Company common stock for each share of common stock of the Bank. The Holding Company will have a capital structure of 10,000,000 authorized shares of $0.0001 par value common stock of which 2,640,062 shares would be outstanding.

VOTING RIGHTS

        Each share of common stock of the Holding Company and the Bank entitles the holder thereof to one vote on all matters, except in the election of directors. Stockholders of the Bank have, and stockholders of the Holding Company will have, cumulative voting rights. (See "Comparative Description of Common Stock--Cumulative Voting.") Pursuant to the Holding Company's Bylaws, the affirmative vote of 75% of the shares represented at a duly called meeting for such purpose may remove any one or all of the directors of the Holding Company. Pursuant to federal banking law, a majority of shares represented may remove any one or all of the directors of the Bank. A special meeting of stockholders of the Bank may be called by stockholders of the Bank who own not less than 25% of the voting power of the Bank. A special meeting of stockholders of the Holding Company may be called by stockholders who own in the aggregate not less than 50% of the stock of the Holding Company.

RIGHT OF REDEMPTION

        The Bank has limited ability to buy its outstanding shares from its stockholders. The Holding Company is empowered by the law of Delaware to buy its shares of outstanding common stock from its stockholders, at the mutual accord of the stockholder and Holding Company.

LIQUIDATION RIGHTS

        In the event of liquidation, holders of common stock of the Holding Company and the Bank are entitled to similar rights as to assets distributable to stockholders on a pro rata basis.

PREEMPTIVE RIGHTS

        Holders of common stock of the Holding Company will not have the preemptive right to subscribe for or to purchase any additional securities which may be issued by the Holding Company. Holders of common stock of the Bank do not have preemptive rights to subscribe for or to purchase additional securities issued by the Bank.

CUMULATIVE VOTING

        Each share of common stock of the Bank entitles the holder thereof to one vote on all matters except for the election of directors where stockholders are entitled to vote cumulatively. The stockholders of the Holding Company will have a right to one vote per share on all matters and will have the right to cumulate their shares in the election of Directors. A stockholder voting cumulatively may cast votes equal to the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines.

INDEMNIFICATION

        The Holding Company's Certificate of Incorporation and Bylaws provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Delaware law. Similarly, the Articles of Association of the Bank provide for indemnification of directors and officers of the Bank.

        Delaware law generally provides for the payment of expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his duty to the corporation and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision outlawing loans, dividends, and distribution of assets under certain circumstances.

        The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

DIVIDEND RIGHTS

        Dividends may be paid on common stock of the Holding Company as are declared by the Board of Directors out of funds legally available therefor. Dividends may not exceed the surplus of the Holding Company, as defined by the Delaware General Corporation Law, and may not be declared if the Holding Company is insolvent or would thereby be made insolvent.

        Dividends may be paid on common stock of the Bank as are declared by the Board of Directors out of funds legally available therefor. Dividends paid by the Bank on its common stock must be declared out of the net profits of the Bank.

TRANSFER AND ACCESSIBILITY

        Transfer of common stock of the Holding Company may not be restricted by the Holding Company. When issued, common stock of the Holding Company will be fully paid and nonassessable.

        The transfer of common stock of the Bank may not be restricted, except as is reasonably calculated by the Bank to simplify the work of the Bank with respect to stock transfers, voting at stockholders' meetings and related matters, and to protect it against fraudulent transfers. The common stock of the Bank is subject to assessment by the Board of Directors in order to restore capital impaired by losses or otherwise, and shares owned by public stockholders who fail to pay any assessment may be sold at public or private sale. The common stock of the Holding Company is not subject to assessment.

ANTI-TAKEOVER MEASURES

        A vote of the holders of at least two-thirds of the outstanding common shares of capital stock of the Bank is required to effectuate a voluntary liquidation of the Bank, reorganization of the Bank, merger or consolidation of the Bank with another bank, or the increase or decrease of the Bank's authorized or outstanding capital stock. A majority vote of the outstanding stock is required for such transactions of the Holding Company, unless a higher or lower voting requirement is established in the Holding Company's Certificate of Incorporation.

        Pursuant to the Certificate of Incorporation of the Holding Company, a majority vote of the issued and outstanding shares is sufficient to amend the Certificate of Incorporation of the Holding Company, other than Article XII. In accordance with Article XII of the Certificate of Incorporation of the Holding Company a "Business Combination" (which includes any consolidation, sale, lease or other disposition of greater than 10% of the assets of the Holding Company; issuance or sale of any securities of the Holding Company; and adoption of a plan of liquidation) requires the approval of 80% of the total outstanding shares of common stock and two-thirds of the outstanding shares of common stock held by the Independent Stockholders, unless such Business Combination has been approved by the "Continuing Directors." In addition, if an amendment of Article XII of the Holding Company's Certificate of Incorporation is not approved by the Continuing Directors it may require the vote of 80% of the Holding Company's outstanding shares and shares held by two-thirds of the Independent Stockholders.

        Because the executive officers and directors of the Holding Company will own approximately 31.5% of the shares of the Holding Company (assuming consummation of the proposed consolidation and assuming there are no dissenting stockholders to the transaction), a Business Combination with an Interested Stockholder may be difficult to approve without the consent of the Continuing Directors and Management. The Bank has no anti-takeover provision which is substantially similar to Article XII of the Holding Company's Certificate of Incorporation.


                                     REPORTS

        The Bank currently files periodic reports with the Office of the Comptroller of the Currency pursuant to the 1934 Act as a "reporting company." Subsequent to the consummation of the transaction, the Holding Company as "successor" to the Bank will file similar reports with the SEC. The Holding Company will deliver to the stockholders of the Holding Company an annual report containing audited financial information as required under the 1934 Act. While the Holding Company will file quarterly reports with the SEC, copies of which may be obtained from the SEC, the Holding Company is not obligated and does not currently intend to provide copies of such quarterly reports to stockholders.


                                  LEGAL OPINION

        Legal matters in connection with the issuance of common stock of the Holding Company in the consolidation will be passed upon by special counsel, Dostart Clapp Sterrett & Coveney, LLP, San Diego, California.


                                  OTHER MATTERS

        The management of the Bank is not aware of any other matters to be presented for consideration at the meeting or any adjournments thereof. If any other matters should properly come before the meeting, it is intended that the persons' names in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.



                                       By Order of the Board of Directors



                                       C.K. Hill, Secretary

                                   APPENDIX I

                             CONSOLIDATION AGREEMENT

      This CONSOLIDATION AGREEMENT (hereinafter called the "Agreement") dated as of this _____ day of November, 1998 between Valle de Oro Bank, N.A. (the "Bank") and Valley National Corporation (the "Corporation").


                                   WITNESSETH:

      WHEREAS, the Bank is a national banking association duly organized under the laws of the United States, with its principal office in Spring Valley, California. The Bank is a banking corporation engaged in the business of banking.

      WHEREAS, the Corporation is a corporation duly organized under the laws of the State of Delaware with its principal office in Spring Valley, California. The Corporation will be the parent company of Valle de Oro Interim Bank, N.A. (the "Interim Bank") upon its organization.

      WHEREAS, the Interim Bank will be organized as a national banking association under the laws of the United States, with its principal office in Spring Valley, California. The Interim Bank will be a banking corporation which will not be engaged in the business of banking prior to the consolidation as provided herein. The Corporation will be the parent company of the Interim Bank upon its organization.

      WHEREAS, the Interim Bank will be capitalized with capital stock of $200,000, divided into 2,000 shares of common stock with a par value of $100 per share and paid-in surplus of $40,000 for total capital funds of $240,000, and

      WHEREAS, it is anticipated that the Interim Bank will join in this Agreement once it is organized.

      WHEREAS, the Bank and the Interim Bank, upon its organization, shall consolidate pursuant to the provisions of 12 U.S.C. Section 215 of the banking laws of the United States, under the charter of the Bank and with the name "Valle de Oro Bank, N.A.", and

      WHEREAS, as of December 31, 1997, the capital funds of the Bank consisted of capital stock of $4,110,000, divided into 1,234,117 shares of common stock with a par value of $3.33 per share, surplus of $8,698,000 and undivided profits, including capital reserves and unrealized gains on "available for sale securities" of $4,142,000, for total equity capital of $17,026,000, and

      WHEREAS, an application to charter the Interim Bank and to consolidate the Interim Bank with the Bank will be submitted to the Office of the Comptroller of the Currency for approval and, upon the effective date of the Consolidation, the Interim Bank will have capital stock of $200,000, divided into 2,000 shares of common stock with a par value of $100 per share and paid-in surplus of $40,000 for total capital funds of $240,000, and

      WHEREAS, all of the shares of the Bank and the Interim Bank outstanding immediately prior to the Consolidation of the Bank and the Interim Bank (the "Consolidation") will be owned by the Corporation immediately following the Consolidation, and such shares of the Interim Bank will be retired and canceled by the Corporation immediately subsequent to the Consolidation, and the initial capital of the Interim Bank in the amount of $240,000 consisting of $200,000 of capital stock and $40,000 of paid-in surplus shall be returned to the Corporation, and

      WHEREAS, the Corporation as of the date hereof has 10,000,000 common shares with $0.0001 par value authorized, and

      WHEREAS, from and after the time the Consolidation becomes effective, and as and when required by the provisions of this Agreement, the Corporation will issue shares of its common stock as hereinafter provided, and

      WHEREAS, a majority of the Board of Directors of the Bank has approved this Agreement and authorized its execution, and a majority of the Board of Directors of the Corporation has approved this Agreement, such that the Corporation shall join in and be bound by it, and has authorized the undertaking hereinafter made by the Corporation.

      NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein, the Bank and the Corporation hereby enter into this Agreement and prescribe the terms and conditions set forth herein.

1. Consolidation. The Interim Bank upon its organization and the Bank shall be consolidated under the Charter of the Bank pursuant to the provisions of, and with the effect provided under 12 U.S.C. Section 215.

2. Name, Articles and Bylaws. Upon the Consolidation becoming effective, the name of the Bank (the "Consolidated Bank" whenever reference is made to it as of the time of Consolidation or thereafter) shall be "Valle de Oro Bank, N.A.," its Articles of Association shall be the current Articles of Association of the Bank, and its Bylaws shall be the current Bylaws of the Bank upon the effective date of the Consolidation. The principal office of the Consolidated Bank shall be the currently existing principal office of the Bank and the Consolidated Bank shall continue to operate all legally established branches of the Bank.

3. Effect of Consolidation. Upon the Consolidation becoming effective, the corporate existence of the Bank and the Interim Bank shall be consolidated into and continued in the Consolidated Bank, as provided by the aforementioned federal banking laws, and the Consolidated Bank shall be deemed to be the same association as the Bank and the Interim Bank combined, possessing all the rights, interests, privileges, powers and franchises and being subject to all restrictions, liabilities and duties of each. All and each of the rights, interests, privileges and franchises of the Bank and Interim Bank and all property, real, personal and mixed, and all debts due to the Bank and Interim Bank on whatever account, shall be transferred to and vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and, all property, rights, privileges, powers, franchises and interests and each and every other interest of the Bank or Interim Bank shall be thereafter the property of the Consolidated Bank. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and Interim Bank immediately prior to the Consolidation of the Bank and the Interim Bank.

4. Liabilities. Upon the Consolidation becoming effective, the Consolidated Bank shall be liable for all deposits, debts, liabilities, obligations and contracts of the Bank and of the Interim Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or the Interim Bank, as the case may be, shall be those of the Consolidated Bank, and shall not be released or impaired by the Consolidation; and, all rights of creditors and other obligees and all liens on property of either the Bank or the Interim Bank shall be preserved unimpaired.

5. Conversion, Exchange and Consolidation of Shares. Upon the Consolidation becoming effective:

      (a) The shareholders of the Bank of record at the time the Consolidation becomes effective shall be allocated and entitled to receive shares of the common stock of the Corporation, $0.0001 par value, at the rate of two such shares of the Corporation for each one share of the common stock of the Bank.

      (b) Each share of the common stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, become and be converted into two shares of the common stock of the Corporation, and outstanding certificates representing shares of the common stock of the Bank shall thereafter represent shares of the common stock of the Corporation, and such certificates may be exchanged by the holders thereof, after the Consolidation becomes effective, for the new certificates for the appropriate number of shares bearing the name of the Corporation.

      (c) Upon the effective date of the Consolidation, the initial capital of the Interim Bank in the amount of $240,000 consisting of $200,000 of capital stock and $40,000 of paid-in surplus shall be returned to the Corporation and the capital stock of the Interim Bank shall be retired and canceled.

      (d) Upon and by reason of the Consolidation becoming effective, stock shall be allocated as follows:

            (i) To shareholders of the Bank of record at the time the Consolidation becomes effective there shall be allocated two shares of common stock of the

                 Corporation for each one share of common stock of the Bank held of record at the time of the Consolidation; and

            (ii) To the Corporation there shall be allocated the amount and the number of shares of capital stock of the Consolidated Bank of the par value of $3.33 each, which shall be equal to the amount and the number of shares of capital stock of the Bank outstanding immediately before the Consolidation.

      (e) No dividend, except if and to the extent permitted by the Board of Directors of the Corporation, payable by the Corporation as of any date subsequent to the date the Consolidation becomes effective, shall be payable to any holder of shares of the Corporation evidenced by any certificate for stock of the Bank outstanding on the effective date of the Consolidation, unless and until such outstanding certificate for Bank stock shall have been surrendered to the Corporation in exchange for a certificate or certificates evidencing shares of the common stock of the Corporation. Upon the surrender of any such Bank certificate for a new certificate or certificates evidencing shares of the common stock of the Corporation, there shall be paid to the holder of the certificate the amount of dividends payable by the Corporation as of a date subsequent to the effective date of the Consolidation and not theretofore paid on such shares of its common stock.

6. Employee Benefit Plans. Any employee benefit plan of Bank shall not be terminated upon consummation of the Consolidation, but shall continue thereafter as the plan of the Consolidated Bank. The parties hereto may enter into a succession agreement relating to such plans to reflect such continuation, to adapt such plans to the corporate structure existing from and after the Consolidation becomes effective, and to make provisions for the employees of the Corporation to participate therein, all in such manner as the Boards of Directors of the respective parties may deem necessary or desirable.

7. Directors and Officers. The Board of Directors and Officers of the Consolidated Bank, upon the Consolidation becoming effective, shall consist of all persons who are directors or officers, as the case may be, of the Bank immediately before the Consolidation becomes effective.

8. Stockholder and Regulatory Approvals. This Agreement shall be submitted to the shareholders of the Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and the Articles of Association and Bylaws of the Bank. The Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Consolidation on the terms herein provided; including, without being limited to, the preparation and submission of an application to the Office of the Comptroller of the Currency to charter Interim Bank and application for approval under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended, for prior approval to effect the Consolidation, and, incident thereto, to establish a branch or branches under Section 9 of the Federal Reserve Act (12 U.S.C.

321), and an application by the Corporation to the Federal Reserve System to acquire the Bank through the Consolidation.

9. Dissenters' Rights. A shareholder of the Bank who votes against the Consolidation at the meeting of shareholders of the Bank held for the purpose of considering the Consolidation or who gives notice in writing to the Bank at or prior to such meeting that he dissents from the Consolidation, shall be entitled to receive in cash, as provided in 12 U.S.C. Section 215, from the Consolidated Bank if and when the Consolidation is consummated. A copy of the relevant portions of Section 215 of the National Banking Laws is attached hereto as Exhibit A.

10. Conditions. Effectuation of the Consolidation herein provided is conditioned upon the following:

      (a) Ratification and confirmation of this Agreement by vote of the shareholders of the Bank, as required by law; and

      (b) Procurement of the consent of the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve, and all other necessary consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Consolidation.

11. Termination. If any of the following shall occur, then this Agreement may be terminated at any time before the Consolidation becomes effective, by the written notice by the Bank, which is authorized or approved by a resolution adopted by the Board of Directors of the Bank:

      (a) The number of shares of capital stock of the Bank voted against the Consolidation, or in respect of which written notice is given purporting to dissent from the Consolidation, shall exceed five percent (5%) of the outstanding shares; or

      (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation; or

      (c) Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank, may be necessary to permit or enable the Consolidated Bank, upon and after the Consolidation, to conduct all or any part of the business activities of the Bank up to the time of the Consolidation, in the manner in which such activities and businesses are then conducted, shall not have been obtained; or

      (d) Rulings from the Internal Revenue Service, or any opinion of counsel in lieu thereof, satisfactory in form and substance to the Bank and counsel for the Bank with respect to tax consequences of the Consolidation and transactions referred to herein shall not have been obtained and remain in effect.

12. Effective Time. Subject to the terms of this Agreement and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Consolidation shall become effective at the time specified in the certificate of the Comptroller of the Currency approving the Consolidation.

13. Agreement of Directors. Each of the natural persons whose signature is appended to this Agreement as a Director of the Bank hereby covenants and agrees with each of the other natural persons and with each of the corporate parties to the Agreement, that he will vote any and all shares of the capital stock of the Bank now owned, held, or standing in his name in his individual, fiduciary, or other capacity that he may or shall be or become entitled to vote, in favor of the adoption of this Agreement in any meeting of shareholders of the Bank called for the purpose of voting on this Agreement.

14. Agreement of Affiliates. The Bank shall obtain agreements in the form set forth as Exhibit B attached hereto, executed by each person, who is identified as an "affiliate" (as such term is defined in Rule 144 under the Securities Act of 1933) of the Bank.

15.   Miscellaneous.

      (a) Any of the terms or conditions of this Agreement may be waived at any time by any party hereto, by action of its Board of Directors, evidenced by a certificate signed by its President or other duly authorized person.

      (b) To the extent permitted by law, this Agreement may be amended or supplemented at any time, whether before or after the vote of shareholders of the Bank or Interim Bank, by written amendment authorized by the Boards of Directors of each of the parties and executed by a majority of members of the Boards of Directors of each party.

      (c) This Agreement and the instruments referred to herein constitute the entire contract among the parties and supersede all other understandings with respect to the subject matter hereof.

      (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same Agreement, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      (e) Any notices or other communications required or permitted hereunder shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, addressed, if to the Corporation, the Bank, or the Interim Bank, at 9832 Campo Road, Spring Valley, California 91977, or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

      (f) This Agreement shall be governed by and construed in accordance with the laws of the United States.

      (g) The descriptive headings of the several articles, sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      IN WITNESS WHEREOF, the Bank and the Corporation have caused this Consolidation Agreement to be executed in counterpart by their duly authorized officers as of the date first above written.


VALLE DE ORO BANK, N.A.



By:   /s/                                     By:   /s/
      ------------------------------                ----------------------------
        William V. Ehlen, President                   C.K. Hill, Secretary


VALLEY NATIONAL CORPORATION



By:   /s/                                     By:   /s/
      ------------------------------                ----------------------------
        William V. Ehlen, President                   C.K. Hill, Secretary

The undersigned Directors of Valle de Oro Bank, N.A. execute this Consolidation Agreement pursuant to the provisions of Section 13.


/s/                                           /s/
------------------------------------          ----------------------------------
William V. Ehlen, Director                    Philip J. Gelber, M.D., Director


/s/                                           /s/
------------------------------------          ----------------------------------
James F. Carroll, Director                    C.K. Hill, Director


/s/                                           /s/
------------------------------------          ----------------------------------
Samuel M. Ciccati, Ph.D., Director            Janet L. Johnson, Director

/s/                                           /s/
-----------------------------------           ----------------------------------
Obert D. Conway, Director                     Lloyd E. Peterson, Director


/s/                                           /s/
-----------------------------------           ----------------------------------
Myron D. Fessler, M.D., Director              Joseph G. Vehige, Director

                                    EXHIBIT A

           DISSENTERS' RIGHTS {12 U.S.C. SECTION 215(b), (c) and (d)}

(b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a shareholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                    EXHIBIT B
                                Affiliate Letter



Valley National Corporation
1234 E. Main Street
El Cajon, California 92021

Gentlemen:

I have been advised that I may be deemed an "affiliate," within the meaning of Paragraph (c) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act"), of Valle de Oro Bank, N.A., Spring Valley, CA, a national banking association (the "Bank"), and may be deemed such at the time of the Consolidation ("Consolidation") of the Bank with Valle de Oro Interim Bank, N.A., a newly chartered national banking association organized by Valley National Corporation (the "Holding Company") for the sole purpose of effecting the affiliation of the Holding Company and the Bank. Pursuant to the Consolidation, I will acquire two shares of the Common Stock of the Holding Company ("Holding Company Common Stock") in exchange for each share of the Bank stock held by me and elected for such exchange. I agree that I will not make any sale, transfer or other disposition of the Holding Company Common Stock in violation of the Act or the rules and regulations promulgated thereunder by the SEC.

I have been advised that the issuance of the Holding Company Common Stock to me pursuant to the Consolidation has been registered under the Act by the Holding Company by the filing of a Registration Statement with the SEC or is exempt from such registration. I have also been advised that such registration does not apply to any distribution by me of the Holding Company Common Stock received by me in the Consolidation. I have also been advised that, since at the effective time of the Consolidation, I may be deemed to have been an "affiliate" of the Bank, any offering or sale by me of any of the Holding Company Common Stock will, under current law, require either: (i) the further registration under the Act of the Holding Company Common Stock to be sold; (ii) compliance with Rule 145 promulgated under the Act; or (iii) the availability of another exemption from such registration. In addition, I have been advised that any transferee in a private offering or other similar disposition will be subject to the same limitations as those imposed on me.

I represent and warrant to the Company that:

1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Holding Company Common Stock and to the extent I felt necessary, with my legal counsel or legal counsel for the Bank.

2. I have been informed by the Holding Company that the Holding Company Common Stock must be held by me indefinitely unless: (i) any of the Holding Company Common Stock received by me in the Consolidation and to be distributed by me has been registered under the Act other than by the registration by the Holding Company referred to above; (ii) a sale of the Holding Company Common Stock is made in conformity with the volume and other applicable limitations of Rule 144; or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Holding Company Common Stock. I will be required to deliver to the Holding Company evidence of compliance with such requirements in connection with any proposed sale, transfer or other disposition by me which may include, in the case of a distribution under some other exemption from registration, an opinion of legal counsel satisfactory to legal counsel for the Holding Company that such exemption is available.

3. I understand that the Holding Company is under no obligation to register the Holding Company Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

4.    If I rely on the exemption from the registration provisions contained in
      Section 4 of the Act (other than that contained in Rule 144 and 145), I will obtain and deliver to the Holding Company a copy of a letter from any prospective transferee which will contain: (a) representations reasonably satisfactory to the Holding Company as to the nondistributive intent, sophistication, ability to bear risk, and access to information of such transfer of the Holding Company Common Stock; and (b) an assumption of the obligations of the undersigned under this Paragraph 4.

5. I also understand that to enforce the foregoing commitments, stop transfer instructions will be given to the Holding Company's transfer agent with respect to the Holding Company Common Stock and that there will be placed on the certificates for the Holding Company Common Stock, or any substitutions therefor, a legend stating in substance:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.



Very truly yours,


_______________________________

                      AMENDMENT TO CONSOLIDATION AGREEMENT

      This AMENDMENT TO CONSOLIDATION AGREEMENT (hereinafter called the "Amendment") dated as of this _____ day of __________________, 1998 is entered into by and among Valle de Oro Bank, N.A. (the "Bank"), Valley National Corporation (the "Corporation") and Valle de Oro Interim Bank, N.A (the "Interim Bank").


                                   WITNESSETH:

      WHEREAS, the Bank is a national banking association duly organized under the laws of the United States, with its principal office in Spring Valley, California. The Bank is a banking corporation engaged in the business of banking, and

      WHEREAS, the Corporation is a corporation duly organized under the laws of the State of Delaware with its principal office in Spring Valley, California. The Corporation is the parent company of the Interim Bank, and

      WHEREAS, the Interim Bank is a national banking association duly organized under the laws of the United States, with its principal office in Spring Valley, California. The Interim Bank is will not be engaged in the business of banking prior to the consolidation, and

      WHEREAS, the Interim Bank is capitalized with capital stock of $200,000, divided into 2,000 shares of common stock with a par value of $100 per share and paid-in surplus of $40,000 for total capital funds of $240,000, and

      WHEREAS, the Corporation and the Bank have previously entered into a Consolidation Agreement as of November 18, 1998, and the Interim Bank desires to join in said Consolidation Agreement, and

      WHEREAS, a majority of the Boards of Directors of the Bank, the Corporation and the Interim Bank have approved this Amendment and authorized its execution.

      NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein, the Bank, the Corporation and the Interim Bank hereby enter into this Amendment and agree to be bound by all of the terms and conditions set forth in said Consolidation Agreement and this Amendment.

1. Stockholder and Regulatory Approvals. This Amendment shall be submitted to the shareholders of the Bank and the Interim Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and the Articles of Association and Bylaws of the Bank and the Interim Bank. The Bank and the Interim Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Consolidation on the terms provided in said Consolidation Agreement and this Amendment; including, without being limited to, the preparation and submission of an application to the Office of the Comptroller for approval under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended, for prior approval to effect the Consolidation, and, incident thereto, to establish a branch or branches under Section 9 of the Federal Reserve Act (12 U.S.C. 321), and an application by the Corporation to the Federal Reserve System to acquire the Bank through the Consolidation.

2. Conditions. Effectuation of the Consolidation provided in said Consolidation Agreement is conditioned upon the ratification and confirmation of this Amendment by vote of the shareholders of the Bank and the Interim Bank, as required by law, in addition to the other terms and conditions set forth in said Consolidation Agreement and this Amendment.

3. Termination. If any of the following shall occur, then said Consolidation Agreement, including this Amendment, may be terminated at any time before the Consolidation becomes effective, by the written notice by the Bank or the Interim Bank, to the other of them, which is authorized or approved by resolution adopted by the Board of Directors of one of them giving such notice:

      (a) The number of shares of capital stock of the Bank voted against the Consolidation, or in respect of which written notice is given purporting to dissent from the Consolidation, shall exceed five percent (5%) of the outstanding shares; or

      (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation; or

      (c) Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank, may be necessary to permit or enable the Consolidated Bank, upon and after the Consolidation, to conduct all or any part of the business activities of the Bank up to the time of the Consolidation, in the manner in which such activities and businesses are then conducted, shall not have been obtained; or

      (d) Rulings from the Internal Revenue Service, or any opinion of counsel in lieu thereof, satisfactory in form and substance to the Bank and counsel for the Bank with respect to tax consequences of the Consolidation and transactions referred to in said Consolidation Agreement shall not have been obtained and remain in effect.

4. Agreement of Directors. Each of the natural persons whose signature is appended to this Amendment as a Director of the Bank hereby covenants and agrees with each of the other natural persons and with each of the corporate parties to the Amendment, that he will vote any and all shares of the capital stock of the Bank now owned, held, or standing in his name in his individual, fiduciary, or other capacity that he may or shall be or become entitled to vote, in favor of the adoption of this Amendment in any meeting of shareholders of the Bank called for the purpose of voting on this Amendment.

5.    General Provisions.

      (a) Any of the terms or conditions of this Amendment may be waived at any time by any party hereto, by action of its Board of Directors, evidenced by a certificate signed by its President or other duly authorized person.

      (b) To the extent permitted by law, this Amendment may be amended or supplemented at any time, whether before or after the vote of shareholders of the Bank or the Interim Bank, by written amendment authorized by the Boards of Directors of each of the parties and executed by a majority of members of the Boards of Directors of each party.

      (c) This Amendment and the instruments referred to herein constitute the entire contract among the parties and supersede all other understandings with respect to the subject matter hereof.

      (d) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same Amendment, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      (e) Any notices or other communications required or permitted hereunder shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, addressed, if to the Corporation, the Bank, or the Interim Bank, at 9832 Campo Road, Spring Valley, California 91977, or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

      (f) This Amendment shall be governed by and construed in accordance with the laws of the United States.

      (g) The descriptive headings of the sections and paragraphs of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

      IN WITNESS WHEREOF, the Bank, the Corporation, and the Interim Bank have caused this Amendment to be executed in counterpart by their duly authorized officers as of the date first above written.


VALLE DE ORO BANK, N.A.



By: ______________________________            By: ______________________________
      William V. Ehlen, President                   C.K. Hill, Secretary


VALLE DE ORO INTERIM BANK, N.A.



By: ______________________________            By: ______________________________
      William V. Ehlen, President                   C.K. Hill, Secretary

The undersigned Directors of Valle de Oro Bank, N.A. execute this Amendment pursuant to the provisions of Section 4.


__________________________________            __________________________________
William V. Ehlen, Director                    Philip J. Gelber, M.D., Director


__________________________________            __________________________________
James F. Carroll, Director                    C.K. Hill, Director


__________________________________            __________________________________
Samuel M. Ciccati, Ph.D., Director            Janet L. Johnson, Director


__________________________________            __________________________________
Obert D. Conway, Director                     Lloyd E. Peterson, Director


__________________________________            __________________________________
Myron D. Fessler, M.D., Director              Joseph G. Vehige, Director

                                   APPENDIX II

                               DISSENTERS' STATUTE

                              12 U.S.C. Section 215
               and OCC Banking Circular 259 (issued March 5, 1992)
           Dissenters' Rights {12 U.S.C. Section 215(b), (c) and (d)}


        (b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a shareholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

        (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

        (d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                                                          BC-259
                                                            Date:  March 5, 1992
                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
Comptroller of the Currency
Administrator of National Banks
--------------------------------------------------------------------------------
Type:  Banking Circular Subject:                                Stock Appraisals
--------------------------------------------------------------------------------

To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel


                                     PURPOSE

        This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are summarized. References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)


                                   BACKGROUND

        Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

        The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.


                            METHODS OF VALUATION USED

        Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

        Market Value. The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value.





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

If no market value is readily available, or if the market value available is not well-established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

        Investment Value. Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

        The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

        Adjusted Book Value. The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value," since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

        Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.


                                OVERALL VALUATION

        The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.


                                PURCHASE PREMIUMS

               For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.





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


                                STATISTICAL DATA

        The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

        In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this banking circular or disclose the information in the banking circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.


                                APPRAISAL RESULTS

                                                                          Average Price/Earnings
Appraisal Date*     OCC Appraisal Value   Price Offered     Book Value      Ratio of Peer Group
---------------     -------------------   -------------     ----------    ----------------------
8/22/86                     103.53            106.67           136.23                NC
12/26/86                     16.66                NA            43.57               4.0
12/31/86                     53.39             95.58            69.66               7.1
5/1/87                      186.42                NA           360.05               5.1
6/11/87                      50.46             70.00            92.35               4.5
6/11/87                      38.53             55.00            77.75               4.5
7/31/87                      13.10                NA            20.04               6.7
8/26/87                      55.92             57.52            70.88                NC
8/31/87                      19.55             23.75            30.64               5.0
8/31/87                      10.98                NA            17.01               4.2
10/6/87                      56.48             60.00            73.11               5.6
3/15/88                     297.63                NA           414.95               6.1
6/2/88                       27.26                NA            28.45               5.4
6/30/88                     137.78                NA           215.36               6.0
8/30/88                     768.62            677.00         1,090.55              10.7
3/31/89                     773.62                NA           557.30               7.9
5/26/89                     136.47            180.00           250.42               4.5
5/29/90                       9.87                NA            11.04               9.9



*-The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available  NC - Not Computed

        For more information regarding the OCC's stock appraisal process, contact the Officer of the Comptroller of the Currency, Bank Organization and Structure.


Frank Maguire
Acting Senior Deputy Comptroller Corporate Policy and Economic Analysis





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

                                  APPENDIX III

                          CERTIFICATE OF INCORPORATION
                                       OF
                           VALLEY NATIONAL CORPORATION


                                    ARTICLE I
                            NAME AND PRINCIPAL OFFICE

        The name of the Corporation shall be Valley National Corporation.


                                   ARTICLE II
                                REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III
                           PURPOSES AND GENERAL POWERS

        The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. This Corporation shall have all of the powers enumerated in the Delaware General Corporation Law, as the same now exists and as hereafter amended, and all such other powers as are permitted by applicable law, including, without limitation the power to act as a bank holding company and, to the extent permitted under applicable federal and state laws, now or hereafter existing, relating to bank holding companies and their activities.


                                   ARTICLE IV
                                  CAPITAL STOCK

        A. The total number of shares of stock which this Corporation shall have authority to issue is 10,000,000. All such shares are to be Common Stock, par value $0.0001 per share and are to be of one class.

        B. Voting Rights. The Common Stock shall possess and exercise exclusive voting rights.

        C. No Preemptive Rights. No stockholder of the Corporation shall have the right, upon the sale for cash or otherwise, of any new stock of the Corporation or of any stock of the Corporation held by it in its treasury or otherwise, of the same or any other kind, class or series as that which he already holds, to purchase his pro rata or any other share of such stock at the same price at which it is offered to others or any other price.

        D. Relative Rights. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

                                    ARTICLE V
                                  INCORPORATION

        The incorporators of this Corporation are William V. Ehlen and C.K. Hill, whose mailing address is 1234 East Main Street, El Cajon, California 92021. The powers of the incorporators are to terminate upon the filing of this Certificate of Incorporation.


                                   ARTICLE VI
                               BOARD OF DIRECTORS

        The business of the Corporation shall be conducted by a Board of Directors. The following provisions shall apply with respect to the election or removal of directors as the case may be:

        A. At all elections of directors of this Corporation, each holder of Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director of may distribute them among the number to be voted for, or for any two or more of them as he may see fit, and to one vote for each share upon all other matters.

        B. The number of directors constituting the entire Board shall be not less than three nor more than nine as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be six until otherwise fixed by a majority of the entire Board. Each director shall be the record owner of one or more shares of Common Stock of the Corporation.

        C. The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 1998, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

        D. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be





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

specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

        E. The election or directors need not be by written ballot unless the Bylaws of this Corporation so provide.


                                   ARTICLE VII
                           NO ACTION WITHOUT A MEETING

        No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.


                                  ARTICLE VIII
                                     BYLAWS

        Except as otherwise provided by law, the power to adopt, alter, amend or repeal the Bylaws shall be vested in the Board of Directors. The stockholders of the Corporation may adopt or amend a Bylaw that fixes a greater quorum or voting requirement for stockholders (or voting groups of stockholders) than is required by the Delaware General Corporation Law.


                                   ARTICLE IX
                         LIMITED LIABILITY OF DIRECTORS

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.





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

                                    ARTICLE X
                                 INDEMNIFICATION

        A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or omission in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except as provided in Subdivision B of this Article hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        B. If a claim under Subdivision A of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors,





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

independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        E. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any directors, officer, employee or agent of the Corporation, whether or not acting in his or her capacity as such or at the request of the Corporation, to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        F. The Board of Directors may, without stockholder approval, authorize the Corporation to enter into agreements, including any amendments or modifications thereto, with any of its directors, officers or other persons described in Subdivision A of this Article providing for indemnification of such persons to the maximum extent permitted under Delaware General Corporation Law and the Corporation's Certificate of Incorporation and Bylaws.

        G. For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, it is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.





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

                                   ARTICLE XI
                                    AMENDMENT

        This Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation, or any amendment hereto, subject to the consent thereof by the holders of a majority of the shares entitled to vote thereon, and any right conferred upon the stockholders is subject to this reservation.

                                   ARTICLE XII
                  FAIR PRICE AND SUPERMAJORITY VOTE REQUIREMENT

A.      Definitions as Used in This Article XII.

        (1) "Affiliate" or "Associate" shall have the respective meanings given to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

        (2)    A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, any shares of Voting Stock;

               (ii) which such person or any of its Affiliates or Associates has by itself or with others: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

        (3)    "Business Combination" shall include:

any merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Stockholder, regardless of which person is the surviving entity; any sale, lease, exchange, mortgage, pledge, or other disposition (in one transaction or a series of transactions) from the Corporation or any of its subsidiaries to an Interested Stockholder, or from an Interested Stockholder to the Corporation or any of its subsidiaries, of assets having an aggregate Fair Market Value of 5% or more of the Corporation's total stockholders' equity; the issuance, sale or other transfer by the Corporation or any subsidiary thereof of any securities of the Corporation or any subsidiary thereof to an Interested Stockholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); the acquisition by the Corporation or any of its subsidiaries of any securities of an Interested Stockholder; the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder;

any reclassification or recapitalization of securities of the Corporation if the effect, directly or indirectly, of any transaction is to increase the relative voting power of an Interested Stockholder; or any agreement, contract or other arrangement providing for or resulting in any of the transactions described in this definition of Business Combination.

        (4) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder; any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is approved to succeed a Disinterested Director by the Disinterested Directors; any member of the Board of Directors who is unaffiliated with the Interested Stockholder and is approved by the Disinterested Directors.

        (5) "Fair Market Value" shall mean:

               (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof), the highest sales price or bid quotation, as the case may be, reported for securities of the same class or series traded on a national securities exchange or in the over-the-counter market during the 30-day period immediately prior to the date in question, or if no such report or quotation is available, the fair market value as determined by the Disinterested Directors; and

               (ii) in the case of other securities and of other property or consideration (other than cash), the Fair Market Value as determined by the Disinterested Directors; provided, however, in the event the prior authority of the Disinterested Directors ceases and terminates pursuant to Subdivision F of this Article XII as a result of there being less than five Disinterested Directors at any time, then: (a) for purpose of clause (ii) of the definition of "Business Combination," any sale, lease, exchange, mortgage, pledge or other disposition of assets from the Corporation or any of its subsidiaries to an Interested Stockholder or from an Interested Stockholder to the Corporation or any of its subsidiaries, regardless of the Fair Market Value thereof, shall constitute a Business Combination; and (b) for purposes of Paragraph 1 of Subdivision D of this Article XII, in determining the amount of consideration received or to be received per share by the Independent Stockholders in a Business Combination, there shall be excluded all consideration other than cash and the Fair Market Value of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof) for which there is a reported sales price or bid quotation, as the case may be, during the 30-day period immediately prior to the date in question.





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

        (6) "Independent Stockholder" shall mean stockholders of the Corporation other than the Interested Stockholder engaged in or proposing the Business Combination.

        (7) "Interested Stockholder" shall mean: (a) any person (other than the Corporation or any of its subsidiaries); and (b) the Affiliates and Associates of such person, who, or which together, are:

               (i) the beneficial owner, directly or indirectly, of 10% or more of the outstanding Voting Stock or were within the two-year period immediately prior to the date in question the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

               (ii) an assignee of or other person who has succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

        Notwithstanding the foregoing, no trust department, or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the outstanding Voting Stock shall be included or considered as an Interested Stockholder. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be included or considered as an Interested Stockholder.

        (8) A "person" shall mean an individual, partnership, trust, corporation, or other entity and includes two or more of the foregoing acting in concert.

        (9) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.




B.      Supermajority Vote to Effect Business Combination.

        No Business Combination shall be effected or consummated unless:

        (1) Authorized and approved by the Disinterested Directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of stockholders of the Corporation, by the affirmative vote of the holders of such number of shares as is mandated the Delaware General Corporation Law; or

        (2) Authorized and approved by the affirmative vote of holders of not less than 80% of the outstanding Voting Stock voting together as a single class.

        The authorization and approval required by this Subdivision B is in addition to any authorization and approval required by Subdivision C of this Article XII.

C.      Fair Price Required to Effect Business Combination.

        No Business Combination shall be effected or consummated unless:

        (1) All the conditions and requirements set forth in Subdivision D of this Article XII have been satisfied; or

        (2)    Authorized and approved by the Disinterested Directors; or

        (3) Authorized and approved by the affirmative vote of holders of not less than two-thirds of the outstanding Voting Stock held by all Independent Stockholders voting together as a single class.

        Any authorization and approval required by this Subdivision C is in addition to any authorization and approval required by Subdivision B of this Article XII.

D.      Conditions and Requirements to Fair Price.

        All the following conditions and requirements must be satisfied in order for clause (1) of Subdivision C of this Article XII to be applicable.

        (1) The cash and Fair Market Value of the property, securities or other consideration to be received by the Independent Stockholders in the Business Combination per share for each class or series of capital stock of the Corporation must not be less than the sum of:

               (i) the highest per share price (including brokerage commissions, transfer taxes, soliciting dealer's fees and similar payments) paid by the Interested Stockholder in acquiring any shares of such class or series, respectively, and, in the case of Preferred Stock, if greater, the amount of the per share redemption price; and

               (ii) the amount, if any, by which interest on the per share price, calculated at the Treasury Bill Rate from time to time in effect, from the date the Interested Stockholder first became an Interested Stockholder until the Business Combination has been consummated, exceeds the per share amount of cash dividends received by the Independent Stockholders during such period. The "Treasury Bill Rate" means for each calendar quarter, or part thereof, the interest rate of the last auction in the preceding calendar of 91-day United States Treasury Bills expressed as a bond equivalent yield.

               For purposes of this paragraph (1), per share amounts shall be appropriately adjusted for any recapitalization, reclassification, stock dividend, stock split, reverse split or other similar transaction. Any Business Combination which does not result in the Independent Stockholders receiving consideration for or in respect of their shares of capital stock of the Corporation shall not be treated as complying with the requirements of this paragraph (1).

        (2) The form of the consideration to be received by the Independent Stockholders owning the Corporation's shares must be the same as was previously paid by the Interested Stockholders for shares of the same class or series; provided, however, if the Interested Stockholders previously paid for shares of such class or series with different forms of consideration, the form of the consideration to be received by the Independent Stockholders owning shares of such class or series must be in the form as was previously paid by the Interested Stockholders in acquiring the largest number of shares of such class or series previously acquired by the Interested Stockholders, provided, further, in the event no shares of the same class or series had been previously acquired by the Interested Stockholders, the form of consideration must be cash. The provisions of this paragraph (2) are not intended to diminish the aggregate amount of cash and Fair Market Value of any other consideration that any holder of the Corporation's shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an Interested Stockholder, or otherwise.

        (3) From the date the Interested Stockholder first became an Interested Stockholder until the Business Combination has been consummated, the following requirements must be complied with unless the Disinterested Directors otherwise approve:

               (i) the Interested Stockholder has not received, directly or indirectly, the benefit (except proportionately as a stockholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries;

               (ii) there shall have been no failure to declare and pay in full, when and as due or scheduled, any dividends required to be paid on any class or series of the Corporation's shares.

               (iii) there shall have been: (a) no reduction in the annual rate of dividends paid on shares of Common Stock of the Corporation (except as necessary to reflect any split of such shares); and (b) an increase in the annual rate of dividends as necessary to reflect reclassification (including a reverse split), recapitalization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and

               (iv) there shall have been no amendment or other modification to any profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its subsidiaries, the effect of which is to change in any manner the provisions governing the voting of any shares of capital stock of the Corporation in or covered by such plan.

        (4) A proxy or information statement describing the Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the Business Combination to the holders of all outstanding Voting Stock. If deemed advisable by the Disinterested Directors, the proxy or information statement shall contain a recommendation by the Disinterested Directors as to the advisability (or inadvisability) of the Business Combination, or an opinion by an investment banking firm, selected by the Disinterested Directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the Business Combination to the Independent Stockholders, or both.

E.      Other Applicable Voting Requirement.

        The affirmative votes or approvals required to be received from stockholders of the Corporation under Subdivisions B, C and H of this
        Article XII are in addition to the vote of the holders of any class of shares of capital stock of the Corporation otherwise required by law, or by other provisions of this Certificate of Incorporation, or by the express terms of the shares of such class. The affirmative votes or approvals required to be received from stockholders of the Corporation under Subdivisions B, C and H of this Article XII shall apply even though no vote or a lesser percentage vote, may be required by law, or by other provisions of this Certificate of Incorporation, or otherwise. Any authorization, approval or other action of the Disinterested Directors under this Article XII is in addition to any required authorization, approval or other action of the Board of Directors.


F.       Disinterested Directors.

        All actions required or permitted to be taken by the Disinterested Directors shall be taken with or without a meeting by the vote or written consent of two-thirds of the Disinterested Directors, regardless of whether the Disinterested Directors constitute a quorum of the members of the Board of Directors then in office. In the event that the number of Disinterested Directors is at any time less than five, all power and authority of the Disinterested Directors under this Article XII shall thereupon cease and terminate, including, without limitation, the authority of the Disinterested Directors to authorize and approve a Business Combination under Subdivisions B and C of this Article XII and to approve a successor Disinterested Director. Two-thirds of the Disinterested Directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purpose of this
        Article XII, on the basis of information known to them:

        (1)    Whether any person is an Interested Stockholder;

        (2)    Whether any person is an Affiliate or Associate of another;

        (3) Whether any person has an agreement, arrangement, or understanding with another or is acting in concert with another; and

        (4) The Fair Market Value of property, securities or other consideration (other than cash).

        The good faith determination of the Disinterested Directors on such matters shall be binding and conclusive for purposes of this Article XII.

G.      Effect on Fiduciary Obligations of Interested Stockholders.

        Nothing contained in this Article XII shall be construed to relieve any Interested Stockholder from any fiduciary obligations imposed by law.

H.      Repeal.

        Notwithstanding any other provisions of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage vote may be required by law or other provision of this Certificate of Incorporation), the provisions of this Article XII may not be repealed, amended, supplemented or otherwise modified, unless:

        (1) The Disinterested Directors (or, if there is no Interested Stockholder, a majority vote of the whole Board of Directors of the Corporation) recommend such repeal, amendment, supplement or modification and such repeal, amendment or modification is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding Voting Stock; or

        (2) Such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of: (a) not less than 80% of the outstanding Voting Stock voting together as a single class; and
               (b) not less than two-thirds of the outstanding Voting Stock held by all stockholders other than Interested Stockholders voting together as a single class.

I.      Further Considerations to Effect Business Combination.

        No Business Combination shall be effected or consummated unless, in addition to the consideration set forth in Subdivisions B, C, D and E of this Article XII, the Board of Directors of the Corporation, including the Disinterested Directors, shall consider all of the following factors and any other factors which they deem relevant:

        (1) The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

        (2) The business and financial conditions and earnings prospects of the Interested Stockholder, including, but not limited to, debt service and other existing or likely financial obligations of the Interested Stockholder, and the possible effect on other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

        (3) The competence, experience and integrity of Interested Stockholders and their management.


                                  ARTICLE XIII
                   COMPROMISES OR ARRANGEMENTS WITH CREDITORS

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them, or between this Corporation and its stockholders or any class of them, or both, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 if the Delaware Code order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, or both, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, or both, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders, or both, as the case may be, and also on this Corporation.


We, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and we have accordingly hereunto set our hands this 7th day of October, 1998.


                                      /s/
                                      -----------------------------------
                                      William V. Ehlen, Incorporator


                                      /s/
                                      -----------------------------------
                                      C.K. Hill, Incorporator

                             VALLE DE ORO BANK, N.A.




                                 2,640,062 Shares
                                       of
                                  Common Stock






                         -------------------------------

                          PROXY STATEMENT - PROSPECTUS

                         -------------------------------




                        --------------------------------

                                January 12, 1999

                        --------------------------------













        No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement - Prospectus, and if given or made, such information or representation must not be relied upon. This Proxy Statement - Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Proxy Statement - Prospectus in any state to any person to whom it would be unlawful to make such an offer or solicitation. The delivery of this Proxy Statement - Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law.

      Section 145 of Section 8 of the Delaware Code provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

      Section 145(c) further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

      The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 provided by Item 601 of Regulation S-K.

 Exhibit Number                            Description
 --------------                            -----------
      (1)         Not Applicable.

      (2)         The Consolidation Agreement by and between Valle de Oro Bank,
                  N.A. and Valley National Corporation and the Amendment to
                  Consolidation Agreement by and among Valle de Oro Bank, N.A.,
                  Valley National Corporation and Valle de Oro Interim Bank,
                  N.A. are attached as Appendix I to the Proxy Statement -
                  Prospectus forming a part of this Registration Statement.

      (3)         Certificate of Incorporation and Bylaws.

                  A. A copy of the Certificate of Incorporation of the Registrant is included as Exhibit 3.A to the Registration Statement.

                  B.   A copy of the Bylaws of the Registrant is included as
                       Exhibit 3.B to this Registration Statement.


                                   Part II-1

 Exhibit Number                            Description
 --------------                            -----------
      (4)         Instruments defining the rights of security holders, including indentures.

                  A. Instruments defining the rights of security holders are included in the Certificate of Incorporation and Bylaws
                       (see Exhibit 3.A. and B.).

      (5)         Opinion of Dostart Clapp Sterrett & Coveney, LLP regarding
                  Valley National Corporation Common Stock, and Consent

      (6)         Not Applicable.

      (7)         Not Applicable.

      (8) Opinion of Dostart Clapp Sterrett & Coveney, LLP, regarding certain tax matters, and Consent.

      (9)         Not Applicable.

      (10)        Data Processing Services Agreement between Valle de Oro Bank,
                  N.A. and M & I Data Services, Inc. dated September 25, 1991;
                  Visa/Master Money Card Amendment to Data Processing Services
                  Agreement dated September 25, 1991; Amendment to Data
                  Processing Services Agreement dated October 24, 1995;
                  Amendment to Data Processing Services Agreement dated April 3,
                  1998;

                  PC Teller Software License Agreement between Valle de Oro
                  Bank, N.A. and M & I Data Services, Inc. dated December 19,
                  1991; Amendment No. 1 to PC Teller Software License Agreement dated February 19, 1993;

                  Backup Facility Agreement between Valle de Oro Bank, N.A. and
                  M & I Data Services dated April 10, 1995;

                  Employment Agreement between Valle de Oro Bank, N.A. and
                  William V. Ehlen dated July 1, 1995;

                  Salary Continuation Agreement between Valle de Oro Bank, N.A.
                  and William V. Ehlen dated January 10, 1996;

                  Director Deferred Fee Agreement between Valle de Oro Bank,
                  N.A. and Samuel Ciccati dated April 15, 1998;

                  Director Deferred Fee Agreement between Valle de Oro Bank,
                  N.A. and Philip Gelber dated April 15, 1998;

                  Valle de Oro Bank, N.A. 401(k) Plan;

                  Valle de Oro Bank, N.A. 1994 Stock Option Plan;

                  Valle de Oro Bank, N.A. Employee Stock Ownership Plan;

                  Sublease between Valle de Oro Bank, N.A. and Ervin S. Wheeler,
                  M.D., a Medical corporation, dated January 28, 1997;


                                   Part II-2

 Exhibit Number                            Description
 --------------                            -----------
                  Lease between Valle de Oro Bank, N.A. and Wellesley company,
                  N. V., a Netherlands Antilles corporation, dated September 1,
                  1994;

                  Amendment No. 1 and Assignment Agreement (Lease) by and among
                  Valle de Oro Bank, N.A., Grossmont Land Company and BSD
                  Service Company dated January 29, 1993;

                  Lease between Valle de Oro Bank and Reseda Investors dated
                  November 15, 1987; and

                  Consent to Assignment of Lease between Valle de Oro Bank,
                  N.A., Alcott Estates and Bank of America National Trust and
                  Savings Association dated June 12, 1985 and underlying lease between Pacific Coast Properties, Inc. and Bank of America
                  National Trust and Savings Association dated November 9, 1960.

      (11)        Not Applicable.

      (12)        Not Applicable.

      (13)        Not Applicable.

      (14)        Not Applicable.

      (15)        Not Applicable.

      (16)        Not Applicable.

      (17)        Not Applicable.

      (18)        Not Applicable.

      (19)        Not Applicable.

      (20)        Not Applicable.

      (21)        None.

      (22)        None.

      (23)        Consents of Experts and Counsel.

                  A. Consent of Dostart Clapp Sterrett & Coveney, LLP (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).

      (24)        Power of Attorney.

      (25)        Not Applicable.

      (26)        Not Applicable.

      (27)        Not Applicable.


                                   Part II-3

 Exhibit Number                            Description
 --------------                            -----------
      (99)        Additional Exhibits.

                  A.   Form of Proxy to be delivered to Shareholders of Valle de
                       Oro Bank, N.A.

ITEM 22. UNDERTAKINGS.

A.    The undersigned Registrant hereby undertakes as follows:

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement: Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated


                                   Part II-4
            by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Proxy Statement - Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the Effective Date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.


                                   Part II-5

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Cajon, State of California, this 20th day of November, 1998.

                                          Valley National Corporation

                                          /s/ William V. Ehlen

                                          William V. Ehlen, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of November, 1998.

Signature                                 Title
---------                                 -----
/s/ William V. Ehlen                      President and Director
----------------------------------
William V. Ehlen

/s/ C.K. Hill                             Secretary and Director
----------------------------------
C.K. Hill

/s/ James F. Carroll                      Director and Chairman of the Board
----------------------------------
James F. Carroll

/s/ Samuel M. Ciccati                     Director
----------------------------------
Samuel M. Ciccati

/s/ Obert D. "Dale" Conway                Director
----------------------------------
Obert D. "Dale" Conway

/s/ Philip J. Gelber                      Director
----------------------------------
Philip J. Gelber

/s/ Paul M. Cable                         Treasurer and Chief Financial Officer
----------------------------------
Paul M. Cable

                                  EXHIBIT INDEX

   Exhibit No.
   -----------
       3.A          A copy of the Registrant's Certificate of Incorporation

       3.B          A copy of the Registrant's Bylaws

       5.0          Opinion of Dostart Clapp Sterrett & Coveney, LLP regarding
                    Valley National Corporation Common Stock and Consent

       8.0 Opinion of Dostart Clapp Sterrett & Coveney, LLP, Attorneys, regarding certain Tax Matters and Consent

       10.0         Data Processing Services Agreement between Valle de Oro
                    Bank, N.A. and M & I Data Services, Inc. dated September 25,
                    1991; Visa/Master Money Card Amendment to Data Processing
                    Services Agreement dated September 25, 1991; Amendment to
                    Data Processing Services Agreement dated October 24, 1995;
                    Amendment to Data Processing Services Agreement dated April
                    3, 1998

       10.1         PC Teller Software License Agreement between Valle de Oro
                    Bank, N.A. and M & I Data Services, Inc. dated December 19,
                    1991; Amendment No. 1 to PC Teller Software License
                    Agreement dated February 19, 1993

       10.2         Backup Facility Agreement between Valle de Oro Bank, N.A.
                    and M & I Data Services dated April 10, 1995

       10.3         Employment Agreement between Valle de Oro Bank, N.A. and
                    William V. Ehlen dated July 1, 1995

       10.4         Salary Continuation Agreement between Valle de Oro Bank,
                    N.A. and William V. Ehlen dated January 10, 1996

       10.5         Director Deferred Fee Agreement between Valle de Oro Bank,
                    N.A. and Samuel Ciccati dated April 15, 1998

       10.6         Director Deferred Fee Agreement between Valle de Oro Bank,
                    N.A. and Philip Gelber dated April 15, 1998

       10.7         Valle de Oro Bank, N.A. 401(k) Plan

       10.8         Valle de Oro Bank, N.A. 1994 Stock Option Plan

       10.9         Valle de Oro Bank, N.A. Employee Stock Ownership Plan

      10.10         Sublease between Valle de Oro Bank, N.A. and Ervin S.
                    Wheeler, M.D., a Medical corporation, dated January 28, 1997

      10.11         Lease between Valle de Oro Bank, N.A. and Wellesley Company,
                    N. V., a Netherlands Antilles corporation, dated
                    September 1, 1994

      10.12 Amendment No. 1 and Assignment Agreement (Lease) by and among Valle de Oro Bank, N.A., Grossmont Land Company and
                    BSD Service Company dated January 29, 1993

      10.13 Lease between Valle de Oro Bank, N.A. and Reseda Investors dated November 15, 1987

      10.14         Consent to Assignment of Lease between Valle de Oro Bank,
                    N.A., Alcott Estates and Bank of America National Trust and
                    Savings Association dated June 12, 1985 and underlying lease between Pacific Coast Properties, Inc. and Bank of America
                    National Trust and Savings Association dated November 9,
                    1960

       23.0         Contained in Opinions at 5.0 and 8.0

       24.0         Power of Attorney

       99.A         Form of Proxy to be delivered to Shareholders of Valle de
                    Oro Bank, N.A.


                                       2